Exhibit 10.2

* Portions of this exhibit have been omitted under a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

between Digital Diagnostics and Exactus BioSolutions

This Amended and Restated Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of January 19, 2016 (the “Effective Date”) by and between Digital Diagnostics Inc., an Australian Corporation   having its principal place of business at Level 1, 606 Sherwood Rd. Sherwood, QLD 4075, Australia(“Digital Diagnostics”) and Exactus BioSolutions Inc a Delaware corporation headquartered in Richmond VA USA (“Exactus BioSolutions”).  Digital Diagnostics and Exactus BioSolutions are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Exactus BioSolutions is a Point-of-Care Diagnostics company engaged in the licensing, development, manufacture and commercialization of modular component diagnostic products.

Digital Diagnostics is a diagnostics technology company that has technology and expertise relating to the invention and development of certain modular component diagnostics technologies.

Exactus BioSolutions and Digital Diagnostics desire to enter into a collaboration and license for the continued development and, if successful, regulatory approval for and commercialization of Product in the Field in accordance with the terms and conditions set forth herein below.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1.	DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Alliance Manager” has the meaning set forth in Section 2.3.

1.3 “Digital Diagnostics Claims” has the meaning set forth in Section 15.2.

1.4 “Digital Diagnostics Damages” has the meaning set forth in Section 15.2.

1.5 “Digital Diagnostics Indemnities” has the meaning set forth in Section 15.2.

1.6 “Digital Diagnostics Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by Digital Diagnostics and/or its Affiliate(s) and that is necessary or reasonably useful for the discovery, Development, manufacture, use and/or Commercialization of Devices and/or Products in the Field and that is Confidential Information at the time of its use.  Digital Diagnostics Know-How includes all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, assay and other methods of diagnostic screening, structure activity relationship information or other information that relates to Devices or Products (including its composition, formulation, or method of use, manufacture, preparation or administration).  Digital Diagnostics Know-How shall exclude rights under any Digital Diagnostics Patents and [Digital Diagnostics]’s interest in any Joint Patents.  For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to a Change of Control Transaction involving Digital Diagnostics (or any of its Affiliates) and such Third Party.

1.7 “Digital Diagnostics Manufacturing Technology” means all Digital Diagnostics Know-How and Digital Diagnostics Materials (including biosensor test strips, hand held analyzers, smart phone readers, stability samples, software and other technologies necessary for Combination Products to be functional) that are necessary or reasonably useful for Exactus BioSolutions (or its Third Party manufacturer) to manufacture the Products, including (to the extent applicable and in the possession and Control of Digital Diagnostics and/or its Affiliate(s)) information with respect to the production, manufacture, processing, filling, finishing, packaging, inspection, receiving, holding and shipping of Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control).

1.8 “Digital Diagnostics Materials” means all tangible materials in the possession and Control of Digital Diagnostics and/or its Affiliate(s) as of the Effective Date or thereafter during the Term that (a) are necessary or reasonably useful for the evaluation, Development, manufacture and/or Commercialization of Products in the Field or (b) otherwise embody Digital Diagnostics Know-How.  Digital Diagnostics Materials shall include, as applicable, elactomers, design documents, specifications, schematics, or any other material engineering or discovery data used in the discovery, improvement or creation of the know-how and device and its components.   For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to a Change of Control Transaction involving Digital Diagnostics (or any of its Affiliates) and such Third Party.

1.9 “Digital Diagnostics Patents” means all Patents that are Controlled as of the Effective Date or thereafter during the Term by Digital Diagnostics and/or its Affiliate(s) and that Cover any Product (including in each case its composition, formulation, combination, product by process, or method of use, manufacture, preparation or administration) or that would be necessary or useful for the discovery, Development, manufacture, use and/or Commercialization of Products in the Field.  Digital Diagnostics Patents shall include Digital Diagnostics’ interest in Joint Patents.  For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to a Change of Control Transaction involving Digital Diagnostics (or any of its Affiliates) and such Third Party.  As of the Effective Date, the Digital Diagnostics Patents include the Core Patents (listed in Exhibit B), the University of Queensland Third Party Patents (listed in Exhibit C) and the Product Specific Patents (listed in Exhibit D).

1.10 “Digital Diagnostics Technology” means the Digital Diagnostics proprietary technology for the detection of proteolytic enzymes in biological samples, including, but not limited to, blood and serum, which is Covered by certain Valid Claims within Digital Diagnostics Patents.

1.11 “Digital Diagnostics Technology” means the Digital Diagnostics Patents, Digital Diagnostics Know-How and Digital Diagnostics Materials.

1.12  “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.13 “Arbitrable Matter” means any dispute concerning the validity, interpretation or construction of, compliance with, or breach of (other than a breach of Sections 12.1, 12.2, 15.1, 15.2 and 15.3), this Agreement, including any dispute with respect to whether either Party is entitled to terminate this Agreement, in whole or as to any country.  For clarity, Arbitrable Matters do not include Litigable Matters.

1.14  “Bankrupt Party” has the meaning set forth in Section 17.3(a).

1.15 “Base Royalty Rate” has the meaning set forth in Section 8.4(b).

1.16  “Budget”  means the estimated expenditure for the Development Program during the Development Term

1.17 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York USA are required by Applicable Law to remain closed.

1.18 “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.19 “Change of Control Transaction” means, with respect to a Party:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Specified Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of such Party (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors of such Party (the “Outstanding Voting Securities”); provided, however, that for the purposes of this sub-Section (a), the following acquisitions of securities of such Party shall not constitute a Change of Control Transaction of such Party:  (x) any acquisition by such Party, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by such Party or any corporation controlled by such Party or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this definition;

(b) the consummation of any acquisition, merger or consolidation involving any Third Party (a “Business Combination Transaction”), unless immediately following such Business Combination Transaction, (i) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination Transaction beneficially own, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination Transaction (including a corporation which as a result of such transaction owns the then-outstanding securities of such Party or all or substantially all of such Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (ii) fifty percent (50%) or more of the members of the board of directors of the corporation resulting from such Business Combination Transaction were members of the Board of Directors of such Party at the time of the execution of the initial agreement, or of the action of the Board of Directors of such Party, providing for such Business Combination Transaction; or

(c) a Party or any of its Affiliates sells or transfers to any Specified Person(s) (other than the other Party or its Affiliates) in one or more related transactions properties or assets representing all or substantially all of such Party’s business or assets at the time of such sale or transfer.

1.20 “Claim” has the meaning set forth in Section 15.3.

1.21 “Clinical Study” means any human clinical study of a Combination Product (biosensor test strips and hand held or smart phone device).

1.22 “CMO” means TaiDoc Ltd, Taipei, Taiwan or other qualified company selected by EXACTUS to manufacture the  Device and Device components

1.23 “CMO Agreement” means that certain Manufacturing Services Agreement between CMO and Digital Diagnostics dated as of August 11, 2011, as amended from time to time, relating to the manufacture by CMO of Product.

1.24  “Combination Product” refers to the use of (i) FibriLyzer and FibriChip or (ii) MatriLyzer and MatriChip in specific combination to provide a functional diagnostic assay.

1.25 “Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a Product in the Territory.  Commercialization shall include commercial activities conducted in preparation for Product launch.

1.26 “Commercialization Wind-Down Period” has the meaning set forth in Section 13.7(b).

1.27  “Confidential Information” means, with respect to a Party, and subject to Section 12.1, all non-public Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.  All Information disclosed by a Party pursuant to the Prior CDA shall be deemed to be the Confidential Information of such Party pursuant to this Agreement (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 12 shall not be restricted by, or be deemed a violation of, such Prior CDA).

1.28 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

1.29 “Core Patent” means any Patent owned by Digital Diagnostics (or any Digital Diagnostics Affiliate) as of the Effective Date or thereafter during the Term and that covers the composition, formulation, method of use and/or method of manufacture of any Product and/or Device, other than the Product Specific Patents.  As of the Effective Date, the Core Patents include the Digital Diagnostics Patents listed in Exhibit B.

1.30 “Cover”, “Covered” or “Covering” means, with respect to Product (and/or Device) and a Patent, that, in absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such Product (and/or Device) would infringe such Patent as issued or following its issuance.

1.31 “Develop” or “Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Product and to supporting appropriate usage for such Product, for one or more indications in the Field.  This includes: (i) preclinical/nonclinical Development and testing, toxicology, and Clinical Trials; and (ii) preparation, submission, review, and development of data or information and Regulatory Materials for the purpose of submission to a governmental authority to obtain, maintain and/or expand Regulatory Approval of a Product (including contacts with Regulatory Authorities), and outside counsel regulatory legal services related thereto; provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development).  For clarity, Development shall include Phase 4 Clinical Trials that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).“Development Plan” has the meaning set forth in Section 3.3(a) and 3.14.

1.32  “Development Program” has the meaning set forth in Section 3.1.

1.33 “Development Term” has the meaning set forth in Section 3.2.

1.34 “Device” means a machine that is developed for the specific purpose of measuring or detecting an analyte or enzyme activity in a biological sample.

1.35 “Device Components” means a disposable part that is used in conjunction with the device to perform a diagnostic assay or specific part or sub-assembly of the Device that is used in the manufacture of the Device.

1.36 “Development Year” means each twelve (12) month period during the Development Term, with the first Development Year beginning on the Effective Date.

1.37  “Diligent Efforts” means, with respect to Exactus BioSolutions’s obligations under this Agreement to Develop or Commercialize a Product, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices devoted by Exactus BioSolutions for the development, manufacture or commercialization of a diagnostic product owned by it (or to which it has exclusive rights) at a similar stage of development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing.  Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors.  “Diligent Efforts” means, with respect to Digital Diagnostics’ obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a biotechnology/medical device company, subject to and in accordance with the terms and conditions of this Agreement.

1.38 “Disclosing Party” has the meaning set forth in Section 12.1.

1.39 “Dollar” or “$” means the lawful currency of the United States.

1.40 “Exactus BioSolutions Claims” has the meaning set forth in Section 15.1.

1.41 “Exactus BioSolutions Damages” has the meaning set forth in Section 15.1.

1.42 “Exactus BioSolutions Indemnitees” has the meaning set forth in Section 15.1.

1.43 “Exactus BioSolutions Patent” means any Patent that claims a Sole Invention owned by Exactus

1.44  “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.45 “EU” or “European Union” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.46 “Executive Officer” means, in the case of Exactus BioSolutions, any senior executive who reports directly to the Chief Executive Officer of Exactus BioSolutions or his or her designee, and in the case of Digital Diagnostics, Digital Diagnostics’ Chief Executive Officer or a member of its Board of Directors.

1.47 “Existing License Agreements” means the agreements set forth on Exhibit A.

1.48 “Existing Supply” has the meaning set forth in Section 6.5.

1.49 “Existing Third Party Digital Diagnostics” means a Third Party that is a party to an Existing License Agreement.

1.50 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual not affiliated with either Party or its Affiliates who, with respect to a dispute concerning a financial, commercial, scientific or regulatory matter possesses appropriate expertise to resolve such dispute.  The Expert (or any of the Expert’s former employers) shall not be or have been at any time an Affiliate, employee, consultant (during the previous five (5) years), officer or director of either Party or any of its Affiliates.

1.51 “Ex-US Product Specific Patents” means those Product Specific Patents that are not Joint Patents and that are issued or pending in any country or region other than the U.S.

1.52 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.53 “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.54 “FibriChip” means the disposable unit into which a biological sample (e.g. blood or serum) is place and contains the necessary reagents to measure fibrolysis in that biological sample in conjunction with the FibriLyzer.

1.55 “FibriLyzer” means the hand held or other device into which the FibriChip is placed that contains the necessary electronic and mechanical hardware and software to report a value for the fibrolytic state of a biological sample.

1.56 “Field” means all human uses, including the diagnosis, treatment, prevention, and/or control of any disease, disorder or condition in humans.

1.57 “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval or Clearance has been obtained in such country.

1.58 “GAAP” means generally accepted accounting principles of the U.S. consistently applied.

1.59 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.60 “IDE” means (a) an Investigational Device Exemption as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a diagnostic product in humans in such jurisdiction.

1.61 “Indemnified Party” has the meaning set forth in Section 15.3.

1.62 “Indemnifying Party” has the meaning set forth in Section 15.3.

1.63 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.64 “Infringement” has the meaning set forth in Section 9.5(a).

1.65 “Infringement Action” has the meaning set forth in Section 9.5(b).

1.66 “Initial Product Plan” has the meaning set forth in Section 3.3(a).

1.67 “Initial Product Program” has the meaning set forth in Section 3.1.

1.68 “Insolvency Event” has the meaning set forth in Section 13.5.

1.69 “Joint Invention” has the meaning set forth in Section 9.1.

1.70 “Joint Patent” means a Patent that claims a Joint Invention.

1.71 “Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 2.1(a).

1.72 “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (excluding any license rights granted as of the Effective Date under the Existing License Agreements).

1.73 “Litigable Matter” means any dispute between the Parties concerning the validity, scope, enforceability, inventorship, or ownership of intellectual property rights, or any breach or alleged breach by a Party of any of Sections 12.1, 12.2, 15.1, 15.2 and 15.3 by a Party.

1.74  “Major Market” means the United States, the European Countries in the European Economic Union (EU).

1.75 “Managed Care Organizations” or “MCOs” means pharmacies, managed health care organizations, group purchasing organizations, large employers, long-term care organizations, formularies, insurers, government agencies and programs (e.g., Medicare and the VHA and other federal, state and local agencies), or similar organizations.

1.76 “Manufacturing Costs” means verifiable costs for manufacturing a FibriLyzer or a FibriChip provided by one Party to the other Party which is (a) manufactured and supplied by a Third Party or (b) manufactured directly by the supplying Party or its Affiliate; in each case to the extent such costs are reasonably allocable to the Device or Product supplied, and calculated in accordance with the supplying Party’s internal accounting policies and principles, so long as such Party’s calculations are in accordance with GAAP.

For costs under clause (a) above, Manufacturing Costs means: (i) the amount paid by a Party or its Affiliates to such a Third Party in connection with the manufacture and supply of such Device or Product (including expenses related to storage, QA and QC (including testing), shipping, handling, insurance, customs duties or excise taxes), plus (ii) a Party’s FTE costs (measured at the applicable FTE Rate) and other direct out-of-pocket costs recorded as an expense in accordance with its customary accounting practices (so long as the same are consistent with GAAP) in connection with such manufacture and supply, including supply chain management, payments owed to Third Parties on account of Third Party intellectual property licensed to a Party that is used in the course of such manufacture and supply, management of agreements with Third Party manufacturers for such Device or Product and expenses related to storage, QA and QC (including testing), shipping, handling, insurance, customs duties or excise taxes.

For costs under clause (b) above, Manufacturing Costs means the standard cost of goods sold.  For purposes of this definition, “standard costs of goods sold” include materials (such as active ingredients, intermediates, semi-finished materials, excipients, primary and secondary packaging), and conversion costs (such as direct labor, equipment costs and quality testing), and an allocation of general site and manufacturing support costs (including an appropriate allocation of utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities and including capital improvements in the form of depreciation, other equipment costs (where such costs are expensed by a Party in accordance with its customary practices)), customs duties or excise taxes, and sales taxes incurred on purchased Product; provided, however, that no allocation shall be made for unused plant capacity.  All components of Manufacturing Costs shall be allocated on a basis consistent with its customary cost accounting practices applied by the Party to the other products it produces.

1.77 “Manufacturing Technology Documentation” has the meaning set forth in Section 6.2.

1.78 “Material Information” means any information that would affect Exactus BioSolutions’ current or future prospects or an investor’s decision to invest in the company.

1.79 “MatriChip” means the disposable unit into which a biological sample (e.g. blood or serum) is place and contains the necessary reagents to measure collagenase activity in that biological sample.

1.80 “MatriLyzer” means the hand held or other device into which the MatriChip is placed that contains the necessary electronic and mechanical hardware and software to report a value for the collagenase state of a biological sample.

1.81  “Net Sales” means the gross amount invoiced in arms-length transactions by a Related Party(ies) from or on account of the sale of Products to a non-Related Party (net of any inventory management fees or similar fees based on or reasonably allocable to the sale of Products), less the sum of the following:

(a) credits or allowances, if any are actually allowed, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt;

(b) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a non-Related Party;

(c) insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Product to such non-Related Parties, to the extent not reimbursed by a non-Related Party;

(d) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any non-Related Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and MCOs (and other similar entities and institutions));

(e) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to non-Related Parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and MCOs (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Product;

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Products except as permitted pursuant to clauses (a) to (f) of the foregoing sentence; provided that, Products transferred to non-Related Parties in connection with clinical and non-clinical Development and trials, Product samples, compassionate sales or use, or an indigent program or similar bona fide arrangements in which a Related Party agrees to forego a normal profit margin for good faith business reasons shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor.

Product shall be considered “sold” when invoiced.  Such amounts shall be determined from the books and records of the Related Party.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least Quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party.  To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall include the fair market value of such additional consideration for such sale or disposition of Products.  For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, (ii) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party; and (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product.

1.82  “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.83 “Patent Challenge” has the meaning set forth in Section 9.9.

1.84 “Patent Contact” has the meaning set forth in Section 9.11.

1.85 “Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

“Person” means any individual, firm, corporation, partnership, Limited Liability Company, trust, business trust, Joint Venture Company, governmental authority, association or other entity

1.86 “Prior CDA” means any Confidentiality Agreement entered into by Exactus BioSolutions, or its predecessor EAP and Digital Diagnostics.

1.87 “Product” means any diagnostic product containing FibriLyzer, FibriChip, MatriLyzer and MatriChip (alone or as a Combination Product), in all forms, presentations, formulations and applications.

1.88 “Product Specific Patent” means any Patent owned by Digital Diagnostics (or any Digital Diagnostics Affiliate) that specifically covers the composition, formulation, method of use and/or method of manufacture of any Device and/or Product.  As of the Effective Date, the Product Specific Patents consist of the Digital Diagnostics Patents listed in Exhibit D.

1.89 “Prosecute” or “Prosecution” has the meaning set forth in Section 9.2(a).

1.90 “Prosecuting Party” has the meaning set forth in Section 9.4(c).

1.91 “Publication” has the meaning set forth in Section 12.4.

1.92 “Receiving Party” has the meaning set forth in Section 12.1.

1.93  “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.

1.94 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA, European Notifying Bodies and in each case including any successor thereto.

1.95 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction.  Regulatory Materials include IDEs and submissions to Notifying Bodies or similar competent authority in the EU.

1.96 “Related Party” shall mean Exactus BioSolutions and its Affiliates of one or more Products.  For clarity, Related Party shall not include any distributors, wholesalers or the like unless such entity is an Affiliate of Exactus BioSolutions.

1.97  “Royalty Term” has the meaning set forth in Section 8.4(d).

1.98 “Safety Data Exchange Agreement” or “SDEA” has the meaning set forth in Section 4.4.

1.99 “Safety Reason” means it is Exactus BioSolutions’ or any of its Affiliates’ reasonable belief that based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of such Device or Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize it.

1.100 “SEC” means the U.S. Securities and Exchange Commission.

1.101 “Secondary Product Program” has the meaning set forth in Section 3.3(a).

1.102 “Sole Inventions” has the meaning set forth in Section 9.1.

1.103 “Term” has the meaning set forth in Section 13.1.

1.104 “Termination Notice” has the meaning set forth in Section 13.3.

1.105 “Territory” means North America (the United States and Canada) and the European Union.

1.106 “Third Party” means any Person other than Digital Diagnostics or Exactus BioSolutions or an Affiliate of either of Digital Diagnostics or Exactus BioSolutions.

1.107 “Third Party Costs” means the out-of-pocket costs and expenses incurred or accrued by Digital Diagnostics with respect to payments made by Digital Diagnostics to Third Parties in conducting the activities assigned to Digital Diagnostics or its Affiliates (or such Third Party) pursuant to the then-current Development Plan, and in accordance with the Budget for such Third Party Costs as agreed to by the JDC and set forth in the Development Plan.  Third Party Costs may include, for example, Development Program-specific animals or studies performed by outside (sub) contractors, but shall not include routine laboratory supplies.

1.108 “U.S.” means the United States of America and its territories, districts and possessions.

1.109 “US Product Specific Patents” means those Product Specific Patents that are not Joint Patents and that are issued or pending in the U.S.

1.110 “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided, however, that (i) Valid Claim will exclude any such pending claim in an application that has not been granted within the later of (A) seven (7) years following the earliest non-provisional priority filing date for such application and (B) five (5) years after receipt of the first office action in response to such application and (ii) Valid Claim will exclude any such pending claim that does not have a reasonable bona fide basis for patentability (such reasonable bona fide basis to be determined by arbitrators pursuant to Section 16.2 who shall be an outside counsel selected by the Parties in the event that the Parties disagree as to whether there is a reasonable bona fide basis for patentability for such a claim).

1.111 Volume Weighted Average Price is calculated by adding up the dollars traded for every transaction (price multiplied by number of shares traded) and then dividing by the total shares traded for a period of 15 days prior to and 15 days following an announced milestone event.

2.	GOVERNANCE

2.1 Joint Development Committee.

(a) Establishment of JDC.  Within thirty (30) days after the Effective Date, the Parties will establish a joint Development committee with the roles set forth in Section 2.1(c) (the “Joint Development Committee” or “JDC”).  Each Party will initially appoint one to three representatives to the JDC.  The JDC may change its size from time to time by mutual consent of its members on an as-needed basis.  The JDC membership and procedures are further described in this Section 2.1.  Each Party may at any time appoint different JDC representatives by written notice to the other Party.

(b) Membership of JDC.  Each of Digital Diagnostics and Exactus BioSolutions will designate representative(s) to serve as members of the JDC.  Each of Digital Diagnostics and Exactus BioSolutions will select their representatives for the JDC, and each Party may change its designated.   Exactus BioSolutions will appoint the chairperson of the JDC, who will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting, provided that the chairpersons will call a meeting of the JDC promptly upon the reasonable written request of either company to convene such a meeting.

(c) Role of JDC.  The JDC will be responsible for (i) reviewing the overall management of the Development Program, and monitoring and reviewing changes and updates to the Development Plan, (ii) the monitoring, reviewing and recording of the progress of the Development Program, (iii) monitoring the spending against, the budget for Development Program Costs, as set forth in the Development Plan, (iv) assisting with the prosecution of the Product Specific Patents in accordance with Article 9 below.  In addition, the JDC will provide a forum for discussion and review of Exactus BioSolutions’ key Development activities with respect to the Devices as set forth in the Development Plan and in updates to the Development Plan.  As needed, the JDC shall establish subcommittees and working groups that will report to the JDC to further the objectives of the Development Program.

(d) JDC Meetings.  The JDC will hold meetings at such times and places as the chairperson may determine.  The JDC will meet at least once every calendar quarter during which Exactus BioSolutions is performing the Development Program and the JDC will meet semi-annually thereafter unless the Parties agree otherwise.  The meetings of the JDC need not be in person and may be by telephone or any other method determined by the JDC.  Each Party will bear its own costs associated with attending such meetings.

(e) Discontinuation of JDC.  The JDC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JDC, (b) the first Regulatory Approval of a Product under this Agreement or (c) at any time after the end of the Development Term, thirty (30) days following Exactus BioSolutions’ receipt of written notice from Digital Diagnostics of its desire to terminate the JDC’s existence.  Thereafter the JDC shall have no further roles or responsibilities under this Agreement, and the JDC shall be replaced by designees of each Party that shall serve as a forum for the Parties for the purposes of the exchange of information and to update Digital Diagnostics on the progress of the Development and Commercialization of Products.  Any subcommittees and working groups established by the JDC in connection with the Development Program will dissolve at the end of the Development Term.

2.2 Limitations on Authority of the JDC.  The JDC will have solely the roles and responsibilities assigned to it in this Article 2.  The JDC will have no authority to amend, modify or waive compliance with this Agreement.   In addition, the JDC will have no authority to amend, modify or limit Exactus BioSolutions’ final decision-making authority with respect to the Development and Commercialization of Device and Product as set forth in this Agreement.  The JDC shall not have the authority to alter, or waive compliance by a Party with, a Party’s obligations under this Agreement.

2.3 Alliance Managers.  Should they be needed, each of the Parties will appoint one representative who possesses a general understanding of Development issues to act as its alliance manager (each, an “Alliance Manager”).  The role of the Alliance Manager is to act as a primary point of contact between the Parties to assure a successful relationship between the Parties.  The Alliance Managers will attend all meetings of the JDC and support the co-chairpersons of the JDC in the discharge of their responsibilities.  An Alliance Manager may bring any matter to the attention of the JDC if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of such Alliance Manager upon written notice to the other Party’s Alliance Manager.  Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JDC.  Each Alliance Manager also will:

(a) be the point of first referral in all matters of conflict resolution;

(b) provide a single point of communication both internally within the Parties’ respective organizations and between the Parties, including during such time as the JDC is no longer constituted;

(c) plan and coordinate any cooperative efforts under this Agreement, if any, and internal and external communications; and

(d) take responsibility for ensuring that JDC activities, such as the conduct of required JDC meetings, occur as set forth in this Agreement and that relevant action items, if any, resulting from such meetings are appropriately carried out or otherwise addressed.

2.4 Accounting and Financial Reporting.  The Parties will each appoint one (1) representative with expertise in the areas of accounting, cost allocation, budgeting and financial reporting (each, a “Financial Representative”) no later than forty-five (45) days after the Effective Date.  Such Financial Representative shall work under the direction of the JDC during the Development Term and shall provide services to and consult with the JDC thereafter, in order to address the financial, budgetary and accounting issues that arise in connection with the Development Plan or Development Program Costs.  Each Financial Representative may be replaced at any time by the represented Party by providing notice thereof to the other Party.  The Financial Representatives will meet as they or the JDC may agree is appropriate.

3.	DEVELOPMENT PROGRAM

3.1 Development Program.  During the Development Term, Exactus BioSolutions through the JDC will communicate plans and activities necessary for carrying out a Development program with respect to Devices as further described herein (the “Development Program”).  First, under the Development Program, the Parties will work collaboratively to continue and complete 510(k), PMA and CE-Mark enabling studies for FibriLyzer and FibriChip (the “Initial Product Program”).  .  Second, Under the Development Program, the Parties will work collaboratively to continue and complete 510(k), PMA and CE-Mark enabling studies for MatriLyzer and MatriChip (the “Secondary Product Program”).  The timing of initiating the Secondary Product Program is the sole responsibility of Exactus BioSolutions.  The Development Program of both the Initial Product Program and the Secondary Product Program will be carried out in accordance with the Development Plan.  The Development Program may also include activities directed toward the discovery Development of Devices that are backups or alternatives to Product.  As described in the initial Development Plan, Exactus BioSolutions will have lead responsibility for the conduct of the Initial Product Program and the Secondary Product Program.

The Development Program will be conducted by Exactus BioSolutions in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives of the Development Program.  Each Party will comply with all Applicable Laws in the performance of work under this Agreement.  Each Party shall use reasonable efforts to ensure that its Affiliates and Third Party contractors (as applicable) perform any activities under the Development Program in good scientific manner and in compliance in all material respects with the requirements of Applicable Law.

Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Development Program.   Exactus BioSolutions and Digital Diagnostics will cooperate with each other in carrying out the Development Program.

3.2 Development Term.  The Development Program will be carried out during the two (2) year period following the Effective Date, unless this Agreement is terminated in accordance with Article 13 (such period, as may be extended pursuant to this Section 3.2, being the “Development Term”).   Exactus BioSolutions shall have the option to extend the Development Term for three (3) additional one (1) year periods on a year-by-year basis after the initial two (2) year period.  At least one hundred eighty (180) days prior to the scheduled expiration of the Development Term (i.e., the applicable anniversary of the Effective Date) Exactus BioSolutions will provide Digital Diagnostics with a nonbinding, good faith indication of whether or not Exactus BioSolutions intends to extend the Development Term.  In order to exercise its option to extend the Development Term, Exactus BioSolutions must provide Digital Diagnostics a written notice exercising Exactus BioSolutions’ option to extend the Development Term at least ninety (90) days prior to the scheduled expiration of the Development Term (i.e., the applicable anniversary of the Effective Date).  If Exactus BioSolutions does not provide such written notice, the Development Term will end when scheduled (i.e., on the applicable anniversary of the Effective Date).

3.3 Development Plan.

(a) The Development Program will be carried out in accordance with a written development plan (the “Development Plan”).  The purpose of the Development Plan is to detail the responsibilities and activities of the Parties with respect to carrying out the Development Program.  The Development Plan will include a description of the specific activities to be performed by the Parties in support of the Development Program, the allocation of FTEs to perform such activities, and projected timelines for completion of such activities.  That part of the Development Plan as it relates to the Initial Product Program is the “Initial Product Plan”.  The Initial Product Plan will be provided by Exactus BioSolutions within 180 days of the signing of the Agreement.

(b) Amendments to the Initial Product Plan.  The Initial Product Plan may be amended by  Exactus BioSolutions in the event of, and only to the extent reasonably required to address, (x) factors outside the reasonable control of  Exactus BioSolutions to the extent impacting Product, such as new data to the extent related to the safety and/or efficacy of Product or a communication from a Regulatory Authority that precludes the initiation or continued conduct of (or necessitates changes in the protocol for) a Clinical Trial for Product or (y) a shortage or delay of supply of Product by CMO under the CMO Agreement that prevents the initiation or continued conduct of a Clinical Study for Product (each of (x) and (y) being “New Factors”).  With respect to any such amendments to the Initial Product Plan, Exactus BioSolutions shall seek to notify Digital Diagnostics through the JDC.  In the case where Digital Diagnostics disagrees with any such amendments to the Initial Product Plan as a result of New Factors, and such matter cannot be resolved by the JDC or the Alliance Managers, then upon written request by Digital Diagnostics, the Parties agree to meet and discuss in good faith a possible resolution of such matter, with such meeting and discussion to include Exactus BioSolutions’ CEO or designate.  If the matter is not resolved following this meeting (or any subsequent meetings as the Parties may agree to), Exactus BioSolutions shall have final decision making authority with respect to such matter.

(c) Amendments to the Development Plan Outside the Initial Product Plan.  Subject to and without limiting Section 3.3(b), the Development Plan as it applies to the conduct of activities outside of the Initial Product Plan (such as, for example, work on second Product) may be updated and amended from time to time, as the JDC determines, provided that if the JDC cannot reach consensus, Exactus BioSolutions shall have final decision making authority.  In exercising such final decision making authority,  Exactus BioSolutions shall be subject to the following: (i)  Exactus BioSolutions shall not have the right to require Digital Diagnostics to incur any additional costs or expenses other than the Development Program Costs, (ii)  Exactus BioSolutions shall not have the right to require Digital Diagnostics to conduct any activities outside the scope of the discovery, Development, production, manufacture and/or pre-clinical development of Devices and (iii)  Exactus BioSolutions shall not have the right to amend the terms and conditions of this Agreement.

3.4 Responsibility for Expenses for Conduct of Development Program.  Except as set forth in Section 3.4 or as may be otherwise specifically agreed to in writing by Digital Diagnostics and Exactus BioSolutions, each Party shall be responsible for its own costs and expenses that it incurs in connection with the conduct of the Development Program.

3.5 Development Program Records.  Digital Diagnostics will maintain complete and accurate records of all work conducted in the performance of the Development Program and all results, data, inventions and developments made in the performance of the Development Program.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Digital Diagnostics shall maintain appropriate records sufficient to document the work performed by each of the individuals comprising the FTEs working in support of the Development Program and the time such individuals spent working in support of the Development Program.  Digital Diagnostics shall provide copies of all requested records (within thirty (30) days of such request), to the extent reasonably required for the performance of Exactus BioSolutions' rights and obligations under this Agreement; provided that Exactus BioSolutions shall maintain such records and the information of Digital Diagnostics in confidence in accordance with Article 12 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

In order to protect the Parties’ Patent rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Development Program, each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Development Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice.  At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

3.6 Disclosure of Results of Development Program.  The results of all work performed by a Party as part of the Development Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained.  Digital Diagnostics and Exactus BioSolutions will provide reports and analyses at each JDC meeting, and more frequently upon reasonable request by the JDC, detailing the current status of the Development Program, including the utilization of the Digital Diagnostics FTE resources.  Within thirty (30) days following the end of each calendar quarter, Digital Diagnostics and Exactus BioSolutions shall each exchange and provide to the JDC a written report summarizing in reasonable detail the work performed by it under the Development Program and results achieved during the preceding calendar quarter.  In addition, upon reasonable request by a Party, the other Party will make presentations to the JDC of its activities related to the Devices and Products to inform such Party of the details of the work done in the performance of the Development Program.  The results, reports, analyses and other information regarding the Development Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement.  Upon reasonable request by Exactus BioSolutions, for purposes of supporting the Development of a Product, Digital Diagnostics shall provide Exactus BioSolutions with additional data, results and other information with respect to the work performed by Digital Diagnostics in the performance of the Development Program.  Any reports required under this Section 3.7 may take the form of and be recorded in minutes of the JDC that will contain copies of any slides relating to the results and presented to the JDC.

In addition, at  Exactus BioSolutions’ request Digital Diagnostics will transfer (within thirty (30) days of such request) to  Exactus BioSolutions all data, results, and information related to testing and studies of the Devices (including analytical test results and non-clinical pharmacology and safety data) in the possession of Digital Diagnostics to the extent such data, results and/or information are necessary or reasonably useful for the continued Development and Commercialization of Products, including any and all Information directly relating to manufacturing methods (including related analytical methods) of the Devices or Products.

3.7 Development Efforts.  Each Party shall use good faith Diligent Efforts to perform the Development Program, including its responsibilities under the Development Plan.  In accordance with Section 3.3(b), the timelines with respect to the Initial Product Program (as set forth in the Initial Product Plan) shall not be delayed except in the event of, and only to the extent reasonably required to address, New Factors.

3.8 Materials Transfer.  In order to facilitate the Development Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Development Program and the Development and Commercialization of Products.  All such materials shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials to any Third Party unless expressly contemplated by this Agreement (including the Development Plan) or upon the written consent of the supplying Party.  As set forth in the Development Plan, each Party shall provide the other Party with samples of Devices, Development and production reagents for Devices and biological materials with respect to screening assays, and such other materials as set forth in the Development Plan for use by the other Party in accordance with the terms and conditions of this Agreement (including the Development Plan).  Any materials provided by  Exactus BioSolutions to Digital Diagnostics shall be used by Digital Diagnostics solely for purposes of conducting the Development Program and will be returned to  Exactus BioSolutions (or destroyed as may be requested by Exactus BioSolutions in writing) promptly following the end of the Development Term or earlier upon request by  Exactus BioSolutions.  All Information related to such Exactus BioSolutions materials shall be Exactus BioSolutions Confidential Information.  All such Exactus BioSolutions’ materials and Digital Diagnostics Materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known.

If Digital Diagnostics develops any materials used in the Development Program, upon request by Exactus BioSolutions, Digital Diagnostics shall transfer to Exactus BioSolutions the materials and Information to enable  Exactus BioSolutions to use such assays in support of Exactus Diagnostic’s internal Development and development activities; provided that Exactus BioSolutions shall not during the Development Term use such assays in support of any program for the same indication as is being pursued for the Product.

At Exactus BioSolutions’ option, Digital Diagnostics agrees to deliver to Exactus BioSolutions, at Exactus BioSolutions’ expense, or to dispose of Development Program-specific animals in Digital Diagnostics’ possession following completion of the Development Term or earlier termination of this Agreement.  The Parties agree that if Digital Diagnostics wishes to retain any such Development Program-specific reagents, Exactus BioSolutions will consider reasonable offers from Digital Diagnostics to purchase such Development Program-specific reagents from Exactus BioSolutions.

In addition, upon reasonable request by Exactus BioSolutions, Digital Diagnostics shall provide to Exactus BioSolutions samples of any replicatable Digital Diagnostics Materials that were previously transferred to Exactus BioSolutions(but which are no longer available to Exactus BioSolutions), to the extent that such Digital Diagnostics Materials are then available to Digital Diagnostics.  In such event, Exactus BioSolutions shall reimburse Digital Diagnostics for the out-of-pocket shipping costs with respect to such transfer.

3.9 Subcontracting.  Except as provided in the Development Plan or as may be specifically permitted by the JDC, Digital Diagnostics shall not (sub) contract any of the work for which it is responsible in the performance of the Development Program.  In the case of any (sub)contracting of Development Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement.  Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.

3.10 Development Responsibilities.  From and after the Effective Date, Exactus BioSolutions shall assume sole responsibility for the Development of Products in the Field in the Territory during the Term at its own cost and expense (including responsibility for all funding, resourcing and decision-making, subject to Sections 3.3 and 3.4), except with respect to the performance by Digital Diagnostics of the Development Program activities assigned to Digital Diagnostics pursuant to the Development Plan and as otherwise may be agreed upon by the Parties in writing.  Exactus BioSolutions, by itself or through its Affiliates, shall use Diligent Efforts to Develop a Product in the Field in accordance with the Development Plan for the purpose of obtaining a Regulatory Approval in each Major Market, provided that Exactus BioSolutions’ obligations with respect to the conduct of the Initial Product Program and Initial Product Plan shall be subject to Section 3.8.  For clarity, it is understood and acknowledged that Diligent Efforts in the Development of Devices and Products may include sequential implementation of Clinical Trials and/or intervals between Clinical Trials for data interpretation and clinical program planning and approval.

3.11 Development Plans.

(a) General.  The Development of Devices and Products in the Field by Exactus BioSolutions, including its Affiliates, shall be conducted pursuant to a development plan that shall include both (i) a pre-clinical/non-clinical development plan that outlines any significant non-clinical studies to be undertaken (including work under the Development Plan) and a clinical development plan that outlines the significant Clinical Studies to be undertaken to obtain Regulatory Approval for each Product in the Major Markets (the “Development Plan”).  The Development Plan shall incorporate by reference the Initial Product Plan, and the Initial Product Program activities shall be governed by the Initial Product Plan.  The Development Plan shall provide an overview of key activities projected for the Development of the applicable Product in the Field in the Major Markets.  The initial outline for the Development Plan (the “Initial Development Plan”) has been agreed to by the Parties as of the Effective Date.  Additional Development Plans for other Products shall be provided by Exactus BioSolutions to Digital Diagnostics through the JDC within six (6) months following the approval by Exactus BioSolutions (in accordance with Exactus BioSolutions’ usual procedures, standards and criteria as applied to its other programs) of a lead Device for full preclinical development.

(b) Updates to the Development Plan.  During the Term, Exactus BioSolutions shall provide Digital Diagnostics (through the JDC if still constituted or, if the JDC is not constituted, through the Alliance Managers) with semi-annual updates to the Development Plan.  Such semi-annual updated Development Plan shall take into account completion or cessation of Development activities or commencement of new Development activities.  Any changes to the Development Plan shall be governed by Sections 3.3 and 3.4.

(c) Decision-Making.  Except for the Development Plan (which is subject to Sections 3.3 and 3.4), Exactus BioSolutions shall have final decision-making authority with respect to all Development activities for Products in the Field in the Territory, including the activities to be conducted, applicable protocols and amendments thereto, the cessation or suspension of any study, updating the Development Plan as set forth in this Section 3.13, and approving any updates or amendments to the Development Plan.  Following the Development Term, the role of the JDC with respect to all Development activities for Products shall be limited to discussion and transfer of information in accordance with the roles assigned to the JDC as set forth in Article 2.

3.12 Technology Transfer to Exactus BioSolutions.  Without limiting the licenses and other rights and obligations under this Agreement (including the rights granted to Exactus BioSolutions under Article 7, and Digital Diagnostics’ obligation to transfer Digital Diagnostics Manufacturing Technology and Manufacturing Technology Documentation under Article 6), Digital Diagnostics shall, at no additional charge to Exactus BioSolutions, deliver, and cause its Affiliates, to deliver, to Exactus BioSolutions within fifteen (15) days following the Effective Date (and, thereafter during the Development Term, no less frequently than on a quarterly basis and more frequently upon reasonable request by Exactus BioSolutions) all data, information and reports in its possession relating to Devices, tangible embodiments of Digital Diagnostics Know-How which is reasonably necessary or useful for the Development, manufacture, and/or Commercialization of Product (including, but not limited to, preclinical and clinical data (including target specificity, pre-analytical variables, analytical sensitivity and specificity and clinical study reports) in hard copy and electronic form (if available)), assays, protocols, procedures, reports, and Regulatory Materials; provided, however, Digital Diagnostics shall have no obligation to deliver Digital Diagnostics Manufacturing Technology and Manufacturing Technology Documentation except as set forth under Article 6.  In addition, Digital Diagnostics shall promptly disclose to Exactus BioSolutions’ Patent Contact any new Digital Diagnostics inventions that embody Digital Diagnostics Know-How or any new Digital Diagnostics Patents.  Digital Diagnostics shall, upon reasonable request by Exactus BioSolutions, provide Exactus BioSolutions with copies, and permit inspection by Exactus BioSolutions of, its raw data and information for purposes of supporting or maintaining the Regulatory Approval for Product.  In addition, Digital Diagnostics shall, at no cost to Exactus BioSolutions, provide reasonable consultation and assistance for the purpose of transferring to Exactus BioSolutions such Digital Diagnostics Know-How to the extent reasonably necessary or useful for Exactus BioSolutions to Develop and Commercialize Device or Product in the Field.

3.13 Development Report.  At each quarterly meeting of the JDC, Exactus BioSolutions will provide to the JDC a summary and other information describing Exactus BioSolutions’ activities related to its Development of Products, in detail that is at least sufficient to establish that Exactus BioSolutions is using Diligent Efforts to Develop Products as set forth in Section 3.12 (the “Development Report”), provided, however, that Section 3.7 shall apply with respect to the sharing of the results of work performed by a Party as part of the Development Program (including the Initial Product Program).  The JDC will summarize such information in the minutes of each meeting.  If the JDC is no longer constituted, Exactus BioSolutions will provide the Development Report directly to [Digital Diagnostics]’s Alliance Manager.

3.14 Standards of Conduct.  Exactus BioSolutions shall perform, and shall use reasonable efforts to ensure that its Affiliates and Third Party contractors perform, its Development activities with respect to the Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

3.15 Use of Third Parties.  Exactus BioSolutions may retain Third Parties to perform Development activities subject to the terms of this Agreement.  Any such Third Parties performing Development activities hereunder shall be subject to confidentiality and non-use obligations consistent with those set forth in this Agreement.  Exactus BioSolutions shall remain responsible and liable for the performance by its Affiliates or permitted Third Party contractors of those of its obligations under this Agreement that it (sub)licenses or delegates to an Affiliate or Third Party contractor.

3.16 Inspection of Digital Diagnostics Records.  Upon reasonable prior notice, Digital Diagnostics shall permit an independent internationally recognized certified public accounting firm (subject to obligations of confidentiality to Digital Diagnostics), appointed by Exactus BioSolutions and reasonably acceptable to Digital Diagnostics, to inspect the applicable records of Digital Diagnostics to verify the Development Program Costs (including the level of FTE effort); provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered in such inspection in which case Exactus BioSolutions shall have the right to conduct a more thorough and more frequent inspection for such period.  Any inspection conducted under this Section 3.18 shall be at the expense of Exactus BioSolutions.  Any overpayment by Exactus BioSolutions to Digital Diagnostics shall be credited against future amounts due by Exactus BioSolutions to Digital Diagnostics.  Any underpayment by Exactus BioSolutions shall be paid in the next quarterly reimbursement to Digital Diagnostics or within forty-five (45) days, whichever is later.

4.	REGULATORY MATTERS

4.1 Regulatory Matters for Products.

(a) Regulatory Filings.  Exactus BioSolutions shall have sole responsibility for preparing and submitting all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all IDEs and other such regulatory filings applicable regulatory approvals, marketing applications and correspondences  for Products; provided that Digital Diagnostics shall be responsible at the direction of Exactus BioSolutions for preparing certain subsections (including the Device Master File (DMF)) of the IDE and related technical reports and other documentation in support of the IDE for Products in the US and equivalent notifications to Notifying Bodies in the EU.  Digital Diagnostics shall cooperate fully with Exactus BioSolutions and provide to Exactus BioSolutions all Information Controlled by Digital Diagnostics, in each case as may be reasonably requested by Exactus BioSolutions, in order to support any Regulatory Materials for Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development and/or Regulatory Approval of Products.  To the extent that any Regulatory Materials cannot be assigned to Exactus BioSolutions if requested by Exactus BioSolutions as set forth in Section 4.1(b), Digital Diagnostics hereby grants to Exactus BioSolutions the exclusive right to reference and use all such Regulatory Materials (including any DMFs)) with respect to Product.

(b) Ownership of Regulatory Materials.  Exactus BioSolutions will own all Regulatory Materials for Products and all such Regulatory Materials shall be submitted in the name of Exactus BioSolutions (or its Affiliate as applicable).

(c) Decision-Making.  Except with respect to the Development Plan, which is subject to Sections 3.3 and 3.4, Exactus BioSolutions shall have sole decision-making authority with respect to regulatory matters with respect to Products (including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any MAA or to cease or suspend any Clinical Study).

(d) Copies to Digital Diagnostics.  Exactus BioSolutions shall provide Digital Diagnostics with copies of all sections of all Regulatory Materials for Products for which Digital Diagnostics has assisted Exactus BioSolutions in drafting (such as the DMF section of the IDE for Product), and copies of all material communications to or from Regulatory Authorities to the extent related to such sections, in each case as soon as practicable, but in any event, within twenty (20) Business Days of filing or receipt by Exactus BioSolutions.  In addition, Exactus BioSolutions shall provide Digital Diagnostics with a complete copy of the IDE

(e)  for Product within twenty (20) Business Days of filing by Exactus BioSolutions.

4.2 Notice of Regulatory Action.  If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any Development Program activity of Digital Diagnostics, then Digital Diagnostics shall promptly notify Exactus BioSolutions of such contact, inspection or notice or action.  The JDC shall review and comment on any such responses to Regulatory Authorities that pertain to the Devices and/or Products; provided that Exactus BioSolutions shall have the final decision making authority with respect to such responses to the extent relating to the Products.

4.3 Adverse Event Reporting.  As between the Parties and in accordance with Section 4.4, Exactus BioSolutions shall be responsible for the timely reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Products, in each case, in accordance with Applicable Law of the relevant countries.

4.4 Safety Data Exchange Agreement.  Subject to the terms of this Agreement, and no later than three (3) months prior to the initiation of the first Clinical Study, Digital Diagnostics and Exactus BioSolutions (under the guidance of their respective Product Safety Departments, or equivalent thereof) shall enter into a written agreement setting forth the responsibilities of the Parties to protect patients and promote their well-being in connection with the use of the Devices and Products (the “Safety Data Exchange Agreement” or “SDEA”).  These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of Adverse Event reports, reports of exposure during pregnancy, and any other information concerning the safety of any Device or Product.  Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill local and international regulatory reporting obligations to Governmental Authorities.  Furthermore, such agreed procedures shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.  Exactus BioSolutions shall have the right to make the final decision with respect to any Adverse Event filing with a Regulatory Authority with respect to such Product in the event of a dispute and where a decision must be made in order to comply with applicable time filing requirements.

4.5 No Use of Debarred Person.  During the Term, each Party agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority.  If Digital Diagnostics learns that any employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, Digital Diagnostics will promptly notify Exactus BioSolutions and will prohibit such employee or consultant from performing on its behalf under this Agreement.

5.	COMMERCIALIZATION

5.1 Commercialization of Products. From and after the Effective Date, Exactus BioSolutions shall have the sole right to Commercialize the Product in the Field in the Territory during the Royalty Term at its cost and expense.  During the Royalty Term, Exactus BioSolutions will use Diligent Efforts to Commercialize a Product in each Major Market for which Exactus BioSolutions receives Regulatory Approval for such Product.

5.2 Commercialization Report.  For each Calendar Year following Regulatory Approval for a Product in a Major Market, Exactus BioSolutions shall provide to Digital Diagnostics annually within sixty (60) days after the end of such Calendar Year a written report that summarizes the Commercialization activities performed by Exactus BioSolutions, and its Affiliates

5.3 Decision-Making Authority.  Exactus BioSolutions shall have the sole decision-making authority for the operations and Commercialization strategies and decisions, including funding and resourcing, related to the Commercialization of Device and Products; provided that such decisions are not inconsistent with the express terms and conditions of this Agreement, including Exactus BioSolutions’ diligence obligations set forth in Section 5.1.

6.	MANUFACTURING

6.1 Overview.  In close collaboration with Exactus BioSolutions and under the direction of Exactus BioSolutions and the JDC, Digital Diagnostics shall be responsible for managing/overseeing the manufacture (including having a Third Party manufacture on its behalf) of all Products manufactured at Tai Doc (including all such manufacturing for use in Clinical Studies and for commercial sale), including all activities related to developing the process, analytics, quality management and formulation for the manufacture of clinical and commercial quantities of Devices and/or Product, the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Product, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial manufacture, stability, in-process and release testing, quality assurance and quality control.  The initial clinical supply of Product necessary for conduct of a 510(k), PMA and/or CE-Mark enabling study described in the Initial Product Plan will be provided by CMO under the terms and conditions of the CMO Agreement.

6.2 Transfer of Manufacturing Technology.

(a) Upon request by Exactus BioSolutions, Digital Diagnostics shall provide or facilitate the provision from a CMO to Exactus BioSolutions the Digital Diagnostics Manufacturing Technology and Manufacturing Technology Documentation to the extent requested for the purposes of preparing and supporting Regulatory Materials for Product.  Digital Diagnostics will facilitate on-site access and meetings. Inspections by Exactus BioSolutions at any CMO within fifteen (15) days of a written request submitted by Exactus BioSolutions to Digital Diagnostics. An initial meeting will take place within 45 (forty five) days of the Agreement date at a mutually agreed to location. Digital Diagnostics will arrange a face to face meeting with Exactus BioSolutions, Tai Doc to review all aspects of the relationship and review all past and present plans for manufacturing the Products.

(b) Upon request by Exactus BioSolutions for purposes of establishing manufacturing capability for Product, Digital Diagnostics shall transfer to Exactus BioSolutions (or to a Third Party manufacturer designated by Exactus BioSolutions in accordance with Section 6.4) the Digital Diagnostics Manufacturing Technology, in order to enable Exactus BioSolutions (or its Third Party manufacturer) to use the Digital Diagnostics or CMO Manufacturing Technology for purposes of the manufacture of the Product and to replicate the processes employed by or on behalf of Digital Diagnostics Such transfer shall include a written description of such Digital Diagnostics Manufacturing Technology (the “Manufacturing Technology Documentation”).  As applicable, if requested by Exactus BioSolutions, Digital Diagnostics shall (and will use Diligent Efforts to ensure that any Digital Diagnostics Third Party manufacturer will) cooperate with and provide technical assistance (including on-site assistance) and consultation as reasonably requested by Exactus BioSolutions in connection with the transfer and the implementation of such Digital Diagnostics Manufacturing Technology by Exactus BioSolutions or its Third Party manufacturer, and to enable Exactus BioSolutions or its Third Party manufacturer to use such Digital Diagnostics Manufacturing Technology to manufacture Devices and/or Products and to obtain Regulatory Approval for (including the Product Master File or other regulatory filings relating thereto) the process for the manufacture of Devices and/or Products.  All such Manufacturing Technology Documentation shall be in the English language, and in sufficient detail and clarity for Exactus BioSolutions or its Third Party manufacturer to understand and use the manufacturing processes disclosed thereunder.  If available in electronic form, the Manufacturing Technology Documentation shall be provided in electronic format.

6.3 Supply of Key Raw Materials. Upon request by Exactus BioSolutions, Digital Diagnostics will cooperate with and assist Exactus BioSolutions with respect to the supply to Exactus BioSolutions by Digital Diagnostics’ Third Party manufacturers of any key raw materials for use in the manufacture of Product by Exactus BioSolutions, including fibrin and collagen used in the manufacture of Product (such key raw materials being the “Raw Materials”).  Upon request by Exactus BioSolutions, Digital Diagnostics will use Diligent Efforts to obtain from its Third Party manufacturers the supply of Raw Materials reasonably requested by Exactus BioSolutions for use by Exactus BioSolutions in the manufacture of Product prior to the initiation of a Clinical Study for Product, provided that Exactus BioSolutions shall be responsible for reimbursing Digital Diagnostics for its Third Party Costs incurred in connection with such supply of such Raw Materials.  In the event of such supply of Raw Materials by Digital Diagnostics to Exactus BioSolutions, the Parties shall enter into a separate supply agreement for such supply.  In addition, upon Exactus BioSolutions’ request, the Parties will work together in good faith to facilitate providing Exactus BioSolutions with an opportunity to obtain such supply of Raw Materials directly from such Third Party manufacturers of Digital Diagnostics (rather than through Digital Diagnostics under Digital Diagnostics’ agreement with such Third Party manufacturers).

6.4 Third Party Manufacturing.  Exactus BioSolutions may exercise any of its manufacturing rights with respect to Products through one or more Third Party manufacturers, provided that the Third Party manufacturer undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Digital Diagnostics(including Digital Diagnostics Know-How received by such Third Party manufacturer under Section 6.2 above) that are substantially the same as (although may be shorter in duration than, provided that such duration shall not be less than five (5) years from the effective date of the written obligation) those undertaken by the Parties pursuant to Article 12 hereof.

6.5 Transfer of Digital Diagnostics inventory of Devices and Products. Upon request by Exactus BioSolutions, Digital Diagnostics shall transfer to Exactus BioSolutions, and shall cause its Third Party manufacturers to transfer to Exactus BioSolutions, Digital Diagnostics’ inventory of Devices and Products (the “Existing Supply”), provided that Digital Diagnostics shall retain that portion of the Existing Supply required by Digital Diagnostics to fulfill its responsibilities under the Development Plan.  The Existing Supply transferred to Exactus BioSolutions hereunder will be used by Exactus BioSolutions solely for the purposes of this Agreement.  Exactus BioSolutions shall reimburse Digital Diagnostics for the reasonable documented out-of-pocket costs incurred by Digital Diagnostics with respect to the shipping of such Existing Supply to Exactus BioSolutions.

6.6 Improvements in the Manufacture of Products. During the Term, Digital Diagnostics shall disclose to Exactus BioSolutions (through the JDC if still constituted or, if the JDC is not constituted, through the Alliance Managers) any improvements made or developed with respect to the Products.  Upon request by Exactus BioSolutions, Digital Diagnostics will provide Exactus BioSolutions with the Digital Diagnostics Know-How and/or Digital Diagnostics Materials in Digital Diagnostics’ or its Affiliate’s possession and Control that are necessary or reasonably useful for Exactus BioSolutions or its Third Party manufacturer to use such Improvements in the manufacture of Devices.

6.7 Assignment of CMO Agreement.  Concurrently with the execution of this Agreement, and subject to the approval of CMO, Digital Diagnostics shall assign the CMO Agreement to Exactus BioSolutions.  At the direction of Exactus BioSolutions and as requested by Exactus BioSolutions, Digital Diagnostics shall continue to provide the necessary oversight and support on behalf of Exactus BioSolutions with respect to the Product manufacturing campaigns that are initiated under the CMO Agreement, including the clinical supply of Product for conduct of the Clinical Study described in the Initial Product Plan and the Secondary Product Plan.  Digital Diagnostics shall cooperate with Exactus BioSolutions in providing the necessary technical information and assistance (in accordance with Section 6.2) to ensure a smooth uninterrupted transition of responsibility for such manufacturing under the CMO Agreement from Digital Diagnostics to Exactus BioSolutions.

7.	GRANT OF RIGHTS AND LICENSES

7.1 License to Exactus BioSolutions.

(a) Subject to the terms and conditions of this Agreement, Digital Diagnostics hereby grants to Exactus BioSolutions an exclusive license, with the right to grant sublicenses as provided in Section 7.2, under the Product Specific Patents to develop, make, have made, use, sell, offer for sale, export and import (including the exclusive right to develop, have developed, commercialize and have commercialized) Products in the Territory; provided that Exactus BioSolutions covenants to Digital Diagnostics that Exactus BioSolutions, and its Affiliates, shall only practice under such exclusive license in the Field.  Accordingly, Exactus BioSolutions covenants to Digital Diagnostics that Exactus BioSolutions, and its Affiliates, shall not practice under such exclusive license outside the Field.

7.2 First Right of Option by Exactus BioSolutions. Exactus BioSolutions shall have the Right of First Offer to license Product Specific Patents in countries outside the Territory.

7.3 Sublicensing by Exactus BioSolutions. Exactus BioSolutions may sublicense any of the rights granted hereunder; provided that at any time Exactus BioSolutions shall have the right to sublicense any of the license rights granted to it under this Agreement (i) to a Third Party contract manufacturer its rights to make or have made Device and Product in the Field in the Territory, (ii) to a Third Party for the limited purpose of conducting one or more (but not all) aspects of the Development contemplated by this Agreement, (iii) to a Third Party so long as such rights are limited to the Field in the Territory or (iv) to an Affiliate.  Following the completion of the first Clinical Study, Exactus BioSolutions shall have the right to sublicense any or all of the rights granted hereunder.  Promptly following the execution of each sublicense as provided in this Section 7.2, Exactus BioSolutions shall provide Digital Diagnostics a copy of such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted.  For clarity, prior to completion of the first Clinical Study, Exactus BioSolutions may not sublicense any or all of its commercial rights in a Major Market (except as set forth in subsections (a) or (b) above) nor may it sublicense all of its rights under this Agreement without the prior written consent of Digital Diagnostics, which will not be unreasonably withheld.

7.4 Limited Grant Back to Digital Diagnostics.  Subject to the terms and conditions of this Agreement, Exactus BioSolutions hereby grants back to Digital Diagnostics a non-exclusive, non-sublicensable, royalty-free license in the Territory under the Digital Diagnostics Technology licensed pursuant to Section 7.1 solely to conduct the Development Program and not for any other purpose.

7.5 No Other Rights.  Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party.  All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

7.6 Public Domain Information.  Nothing in this Agreement shall prevent Exactus BioSolutions or its Affiliates from using for any purpose any Know-How or other Confidential Information that is in the public domain.

7.7 Effect of Change of Control of Exactus BioSolutions.  If Exactus BioSolutions or any of its Affiliates merges or consolidates with, is otherwise acquired by, or acquires, a Third Party (including through a Change of Control Transaction), the license rights granted by Digital Diagnostics to Exactus BioSolutions under Section 7.1 shall apply to or extend to any Products that are controlled, as of the effective date of such change of control, by the Third Party that merges or consolidates with, or is acquired by, or acquires, Exactus BioSolutions.

7.8 Certain Rights and Obligations Under the Existing License Agreements.  Notwithstanding any other provision of this Agreement, the following provisions shall apply.

(a) Without limiting any other right or remedy of Exactus BioSolutions under this Agreement and in order to prevent, ameliorate, mitigate or cure a breach of any of the Existing License Agreements, in the event that Digital Diagnostics fails to perform any of its obligations under any of such Existing License Agreements (except to the extent that a breach by Exactus BioSolutions of its obligations under this Agreement or any other act or omission by Exactus BioSolutions prevents such performance by Digital Diagnostics), which failure is not cured within thirty (30) days after written notice from Exactus BioSolutions, Exactus BioSolutions may perform such obligation on behalf of Digital Diagnostics, at Digital Diagnostics’ expense, and Digital Diagnostics shall reimburse Exactus BioSolutions for its costs (including both its out-of-pocket costs and internal costs) in connection with such performance.  This Agreement sets forth the obligations of the Parties inter se, and nothing in this Agreement (including any standard of effort set forth herein) shall limit or modify the obligations of Digital Diagnostics under the Existing License Agreements.

(b) To the extent that Digital Diagnostics is permitted to assert against an Existing Third Party a claim on behalf of Exactus BioSolutions (as Digital Diagnostics) for specific performance of any covenant of an Existing Third Party contained in the applicable Existing License Agreement, Digital Diagnostics shall use reasonable efforts to cooperate with Exactus BioSolutions (at Exactus BioSolutions’ expense) to permit Exactus BioSolutions to assert such claim or request for specific performance by such Existing Third Party Digital Diagnostics, including, if necessary, allowing Exactus BioSolutions to bring such claim in the name of Digital Diagnostics; provided that Exactus BioSolutions shall give Digital Diagnostics written notice of any proposed settlement with such Existing Third Party and a reasonable opportunity to review and comment on such proposed settlement, and Exactus BioSolutions shall not enter into any settlement with such Existing Third Party that could reasonably be viewed as materially adversely affecting the rights of Digital Diagnostics hereunder or under the applicable Existing License Agreement, without Digital Diagnostics’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Whenever Digital Diagnostics provides any report, notice or other communication to an Existing Third Party relating to Products and/or this Agreement (or otherwise relating to or impacting the rights sublicensed to Exactus BioSolutions under this Agreement) in compliance with any of the obligations under the Existing License Agreements, Digital Diagnostics shall provide a copy of such report or notice to Exactus BioSolutions at least ten (10) days prior to the time such report, notice or communication is provided to such Existing Third Party or, if it is impracticable to provide such copy at least ten (10) days ahead of time, Digital Diagnostics shall provide such copy to Exactus BioSolutions as early as practicable prior to the provision thereof to such Existing Third Party.

(d) Whenever Digital Diagnostics receives any report, notice or other communication relating to Products and/or this Agreement (or otherwise relating to or impacting the rights sublicensed to Exactus BioSolutions under this Agreement) from an Existing Third Party with respect to the applicable Existing License Agreement (including any notice with respect to any default, breach or termination of the Existing License Agreement), Digital Diagnostics shall promptly provide a copy of such report, notice or other communication to Exactus BioSolutions.

(e) Digital Diagnostics shall, if reasonably requested by Exactus BioSolutions, take commercially reasonable efforts to exercise any of Digital Diagnostics’ rights, or to enforce any material obligation of an Existing Third Party, at Digital Diagnostics’ expense, under the applicable Existing License Agreement, in each case as it relates to a Device and/or Product.

(f) Digital Diagnostics shall not agree nor consent to any amendment, supplement or other modification to the Existing License Agreement, or exercise any other right or consent thereunder, in each case in a manner that could reasonably be viewed as materially adversely affecting the rights sublicensed to Exactus BioSolutions under this Agreement, without Exactus BioSolutions’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(g) Digital Diagnostics shall not terminate, and shall not take or fail to take any action that would permit the Existing Third Party to terminate, any Existing License Agreement (either unilaterally or by mutual agreement with the applicable Existing Third Party Digital Diagnostics), or any right thereunder, without the prior written consent of Exactus BioSolutions, which consent may be given or withheld in Exactus BioSolutions’ sole discretion, in each case as it relates to or impacts the rights sublicensed to Exactus BioSolutions under this Agreement.

(h) Except to the extent permitted under Section 17.8, Digital Diagnostics shall not during the Term grant any Lien (or permit any Lien to attach) with respect to this Agreement or any of the Product Specific Patent Rights.  For sake of clarity, any breach of this sub-Section by Digital Diagnostics that is not cured within ten (10) Business Days after written notice thereof shall be deemed a material breach of this Agreement.

7.9 Security Interest in US Product Specific Patents

(a) Subject to Section 7.9(g), Digital Diagnostics hereby grants to Exactus BioSolutions a first priority security interest and lien in and to each US Product Specific Patent (the “Digital Diagnostics Collateral”) to secure the Digital Diagnostics Obligations.  Digital Diagnostics hereby authorizes Exactus BioSolutions to file financing statements, amendments, applications for registration, or other forms under the Uniform Commercial Code (“UCC”) or other Applicable Law describing the Digital Diagnostics Collateral and Exactus BioSolutions’ security interest and lien therein and thereto.  Exactus BioSolutions shall be responsible at its sole expense for perfecting such security interest and lien and Digital Diagnostics shall reasonably cooperate, at Exactus BioSolutions’ expense, with Exactus BioSolutions’ efforts to do so.

(b) “Digital Diagnostics Obligations” shall mean any obligations of Digital Diagnostics pursuant to Section 11.1 and this Section 7.9.  The occurrence of any of the following will be a “Digital Diagnostics Event of Default”: (i) any material default by Digital Diagnostics of any Digital Diagnostics Obligations, but subject to the cure period in Section 13.3 and the dispute resolution process in Article 16, or (ii) the occurrence of an Insolvency Event.

(c) Upon the occurrence of any Digital Diagnostics Event of Default and during any continuance thereof, Exactus BioSolutions will have, in addition to all of the rights and remedies at law or in equity, the remedies of a secured party under the applicable UCC or other Applicable Law with respect to the Digital Diagnostics Collateral.  Without limiting the generality of the foregoing, upon the occurrence of any Digital Diagnostics Event of Default and during any continuance thereof, Exactus BioSolutions is specifically entitled, at its option, to foreclose upon, possess, retain, and own all right, title and interest in and with respect to all or any portion of the Digital Diagnostics Collateral.  Digital Diagnostics acknowledges that Exactus BioSolutions’ giving ten (10) calendar days’ notice is reasonable in any circumstances where Exactus BioSolutions may be required by law to give Digital Diagnostics notice of any exercise of remedies with respect to the Digital Diagnostics Collateral pursuant to this Section 7.9.  All the rights, privileges, powers and remedies of Exactus BioSolutions are cumulative.

(d) Subject to Section 7.9(e), Digital Diagnostics will not allow or grant any lien, claim, security interest, encumbrance or other restriction on the Digital Diagnostics Collateral other than that created by this Agreement. In addition, Digital Diagnostics shall not sell, assign or otherwise dispose of any of the Digital Diagnostics Collateral other than to (i) an Affiliate of [Digital Diagnostics], (ii) a Third Party successor or purchaser of all or substantially all of the business or assets of [Digital Diagnostics], whether in a merger, sale of stock, sale of assets or other transaction or (iii) a permitted assignee of this Agreement pursuant to Section 17.8; in each case only if such sale, assignment or other disposition is made expressly subject to Exactus BioSolutions’ lien on the Digital Diagnostics Collateral and Exactus BioSolutions’ other rights hereunder and does not limit the other terms and conditions of this Agreement.

(e) Notwithstanding Section 7.9(d), Digital Diagnostics, with the prior written approval of Exactus BioSolutions,  may grant junior security interest(s) in the Digital Diagnostics Collateral in connection with the issuance to Digital Diagnostics of one or more loans in an aggregate amount not to exceed $50,000,000, provided that any such junior lien and any obligations secured thereby must be expressly subordinated to Exactus BioSolutions’ lien and the Digital Diagnostics Obligations pursuant to an intercreditor and subordination agreement between Exactus BioSolutions and the holder(s) of such junior security interest(s) that is in form and substance reasonably acceptable to Exactus BioSolutions.  Any such junior security interest shall be subject to and shall not limit the other terms and conditions of this Agreement.

(f) The security interest granted pursuant to this Section 7.9, and any assignment of US Product Specific Patents to Exactus BioSolutions upon the exercise of its remedies hereunder, shall in no way alter Exactus BioSolutions’ royalty obligations with respect to such US Product Specific Patents, which shall remain Digital Diagnostics Patents, as set forth in this Agreement.

(g) Lien Termination.  Exactus BioSolutions’ security interest in the Digital Diagnostics Collateral shall automatically terminate upon the first to occur of the following: (i) termination of this Agreement or (ii) the end of the second consecutive fiscal year during which Digital Diagnostics and its Affiliates have recorded positive combined commercial operating profits based upon recurring sources of revenue.  Exactus BioSolutions appoints Digital Diagnostics as its attorney in fact solely to record the release and termination of such security interest in accordance with this Agreement, and authorizes Digital Diagnostics to make such recordation.  Exactus BioSolutions’ foregoing appointment as attorney in fact, coupled with an interest, is irrevocable.  Exactus BioSolutions shall promptly sign all documents reasonably necessary or useful to document that Exactus BioSolutions no longer has any security interest in the Digital Diagnostics Collateral, shall cooperate with Digital Diagnostics to record the release and termination of such security interests, and shall reimburse Digital Diagnostics for all expenses incurred by Digital Diagnostics in connection with this Section 7.9(g).

8.	PAYMENTS

8.1 Upfront Payment.  In consideration for the licenses granted by Digital Diagnostics to Exactus BioSolutions hereunder and Digital Diagnostics’ obligations hereunder to provide technology transfer to Exactus BioSolutions and certain Development expenses incurred by Digital Diagnostics prior to the Effective Date, Exactus BioSolutions shall pay Digital Diagnostics a signing payment of   *   in cash.   *   are due within seven business days of the Effective Date and a minimum    *   . The remaining amount of up front payment, up to    *    are due upon closing of financing by Exactus BioSolutions of    *   of the Effective Date of this Agreement, whichever comes first.    Such payment shall be non-creditable and nonrefundable.

8.2 Development Milestone Payments for Products.

(a) Exactus BioSolutions shall pay to Digital Diagnostics the milestone payments set forth below within    *    days after the first achievement of the specified milestone event by Exactus BioSolutions, or its Affiliates for each Product in the Field. Such payments shall be non-creditable (except as set forth in Section 8.2(b) below) and nonrefundable.  Exactus BioSolutions shall provide written notice to Digital Diagnostics within ten (10) Business Days after the first achievement of the specified milestone event by Exactus BioSolutions or its Affiliates.

Milestones

1.	* for the first regulatory clearance or approval (510(k), PMA or CE-Mark) of the FibriLyzer.

i.	A maximum of * in stock priced at the Volume Weighted Average Price , at the Company’s discretion
ii.
Additionally a one-time payment of up to    *   may be made subject to demonstration of Digital Diagnostics providing evidence of significant cost savings in manufacturing of Product.  Up to    *   will be paid subsequent to documented cost savings of at    *    for the manufacture of Product by TaiDoc based on a TaiDoc Quotation for manufacturing of Product during the    *   months of commercial sales. To be clear,   *    of any documented cost savings up to    *   generated through the efforts of Digital Diagnostics will be paid up to    *   .

2.	* for the first regulatory clearance or approval (510(k), PMA or CE-Mark) of the MatriLyzer.

The above milestone payment amounts are non-creditable and nonrefundable, and payable only once, within forty-five (45) days following the corresponding regulatory approval such that the maximum amount payable under this Section 8.2 is    *   .  The payments payable by Exactus BioSolutions to Digital Diagnostics under this Section 8.3 shall be paid within forty-five (45) days following the end of the applicable Calendar Year.

8.3 Sales Milestone Payments.  The sales milestone payments indicated below shall be payable by Exactus BioSolutions to Digital Diagnostics when the aggregate, combined annual Net Sales in a Calendar Year for any Product in the Territory by Exactus BioSolutions, its Affiliates and Sub Exactus BioSolutions for a given Calendar Year period first reach or exceed the Net Sales threshold amounts set forth below, provided that each of the indicated sales milestone payments will be made in 3 equal annual installments in each Calendar Year after the Net Sales threshold amount triggering the milestone payment is first reached or exceeded, but only in those Calendar Years where such Net Sales threshold amount continues to be met or exceeded.

1.
   *   in cash and/or stock on aggregate net sales of    *    (all territories) of FibriLyzer and FibriChip Product.  A maximum of    *    paid in stock priced at the Volume Weighted Average Price at the company’s discretion

2.
   *   cash and/or stock on aggregate net sales of    *   (all Territories) of FibriLyzer and FibriChip Product.  A maximum of    *    paid in stock priced at the Volume Weighted Average Price at the company’s discretion

3.
   *    cash and/or stock on aggregate net sales of    *    (all Territories) of FibriLyzer and FibriChip Product.  A maximum of    *    paid in stock  priced at the Volume Weighted Average Price at the company’s discretion

4.
   *    cash and/or stock on aggregate net sales of    *   (all territories) of FibriLyzer and FibriChip Product.  A maximum of    *    paid in stock priced at the Volume Weighted Average Price at the company’s discretion.

Exactus BioSolutions will use Diligent Efforts to achieve the above milestones by the end of calendar year * .

5.	* cash and/or stock on aggregate net sales of * of FibriLyzer and FibriChip Product. A maximum of * paid in stock priced at the Volume Weighted Average Price at the company’s discretion

6.
   *    in cash and/or stock on aggregate net sales of    *   (all territories) of MatriLyzer and MatriChip Product.  A maximum of    *    paid in stock priced at the Volume Weighted Average Price at the company’s discretion

7.	* cash and/or stock on aggregate net sales of * (all Territories) MatriLyzer and MatriChip Product. A maximum of * paid in stock priced at the Volume Weighted Average Price at the company’s discretion

8.	* cash and/or stock on aggregate net sales of * (all Territories) MatriLyzer and MatriChip Product. A maximum of * paid in stock priced at the Volume Weighted Average Price at the company’s discretion

The above milestone payment amounts are non-creditable and nonrefundable, and payable only once, such that the maximum amount payable under this Section 8.3 is    *   .  The payments payable by Exactus BioSolutions to Digital Diagnostics under this Section 8.3 shall be paid within forty-five (45) days following the end of the applicable Calendar Year.

9.  Additional Payment to Digital Diagnostic

1. Exactus BioSolutions agrees to pay Digital Diagnostics a quarterly payment equal to    *    of the contracted and acquisition price of all materials from TaiDoc.  Such payment shall continue for a period not to exceed 5 years or any patent expiration of licensed patents, whichever occurs first.

Exactus Diagnostics will pay a one-time payment of up to    *    for documented legal expenses incurred by Digital Diagnostics in support of patent prosecution. Payment to made within 15 days of receipt of original invoices from Digital Diagnostics.

8.4 Royalty Payments to Digital Diagnostics.

(a) General.  Subject to the other provisions of this Article 8 and other provisions of this Agreement, in consideration of the licenses granted by Digital Diagnostics to Exactus BioSolutions hereunder to the Digital Diagnostics Technology, Exactus BioSolutions shall pay to Digital Diagnostics royalties based on the Net Sales of Products during the applicable Royalty Term for such Product.  The royalty payable with respect to Products shall be based on the level of aggregate annual Net Sales of such Products in the Territory in a given Calendar Year period by Exactus BioSolutions and its Affiliates.  Royalties shall be calculated by multiplying the applicable royalty rate by the corresponding amount of the portion of Net Sales of the applicable Product within each of the Net Sales tiers during such Calendar Year as set forth below.

(b) Royalty on Products.  Exactus BioSolutions-will pay to Digital Diagnostics a royalty of    *    on Net Sales of Products, on a Product-by-Product basis, by Exactus BioSolutions, its Affiliates in the Territory based on the Net Sales (the “Base Royalty Rate”) (subject to any offsets or reductions set forth below in this Section 8.4).

(c) 2. Guaranteed “Floor” Royalty. Beginning    *    months from the first FDA clearance of the Product, regardless of sales levels achieved, Exactus BioSolutions will guarantee an    *    "floor" royalty    *   payment on the equivalent of    *   payable according to contractual mandated terms. Current forecasted sales of the Product of year one is    *    ; this number can be adjusted in the case of material changes in market conditions for Product.

(c) Third Party Payments.
(i) Digital Diagnostics shall bear all Third Party license payments, milestones, royalties and other payments owed with respect to a Device and/or Product involving intellectual property (including Patents) that: (A) is licensed or otherwise acquired by Digital Diagnostics as of the Effective Date (including, any payment obligations of Digital Diagnostics under the Existing License Agreements) or thereafter during the Term and/or (B) is intellectual property that Digital Diagnostics received written notice of potential infringement from a Third Party prior to the Effective Date and did not disclose same to Exactus BioSolutions in writing prior to the Effective Date.

(ii) Subject to Section 8.4(c)(i) and Section 9.8, if Exactus BioSolutions, has to obtain a license from any Third Party under any Necessary Third Party Patent in order to Develop, manufacture or Commercialize any Product, Exactus Diagnostic’s royalty obligations set forth above shall be reduced by    *    of the amount of the payments made by Exactus BioSolutions to such Third Party on account of such license, provided that the royalties paid shall not be reduced in any such event below    *    of the amount that would otherwise be due pursuant to Section 8.4(b) with respect to any calendar quarter.  If, but for the proviso in the preceding sentence, the deduction under this Section 8.4(c)(ii) would have reduced a royalty payment made by Exactus BioSolutions by more than    *    then the amount of such deduction that exceeds    *    will be carried over to subsequent royalty payments until the full amount that Exactus BioSolutions would have been entitled to deduct (absent the above limitation) is deducted.  “Necessary Third Party Patent” means a Third Party Patent that Covers (i) the applicable Device as a composition of matter, or (ii) the method of use for the applicable Product for which Regulatory Approval has been obtained

(d) Royalty Term.  Royalties payable by Exactus BioSolutions to Digital Diagnostics under Section 8.4 shall be paid on a Product-by-Product and country-by-country basis until the later of (i) ten (10) years after First Commercial Sale of the applicable Product in such country, and (ii) expiration in such country of the last Valid Claim of the last to expire Digital Diagnostics Patent that would be infringed by the sale of such Product in such country absent a license with respect to such Digital Diagnostics Patent under this Agreement (the “Initial Royalty Term”).  “Royalty Term” means, with respect to a particular country and Product, the period of the Initial Royalty Term and continuing for a period of two (2) additional years following the end of the Initial Royalty Term.  Upon the expiration of the Royalty Term with respect to a Product in a country, Exactus BioSolutions shall have a fully-paid-up perpetual license under Section 7.1 for the making, using, selling, offering for sale and importing of such Product in such country.

8.5 Offset for Payments to Existing Third Party Digital Diagnostics.   In the event that Exactus BioSolutions pays or is required to pay any royalties, milestones or other payments to any Existing Third Party Licensor (a) with respect to any Device or Product that Digital Diagnostics would otherwise be required to pay under the corresponding Existing License Agreement, or (b) following the termination of the corresponding Existing License Agreement in connection with obtaining rights to Digital Diagnostics Technology directly from the corresponding Existing Third Party Licensor that were sublicensed to Exactus BioSolutions hereunder prior to such termination, then, notwithstanding anything in this Agreement to the contrary, Exactus BioSolutions may deduct from any payment owed to Digital Diagnostics hereunder, after all other applicable reductions, any such payment made by Exactus BioSolutions to such Existing Third Party  Licensor.

8.6 Royalty Payments and Reports.  All amounts payable to Digital Diagnostics pursuant to Section 8.4 shall be paid in Dollars within forty five (45) days after the end of the calendar quarter in which the applicable Net Sales were recorded.  Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product and country-by-country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable calendar quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such calendar quarter, and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties, provided that such royalty report for the last calendar quarter for each Calendar Year shall in addition provide a statement, on a Product-by-Product and country-by-country basis, of the gross sales amount of Product in the Major Market countries during such Calendar Year and a reasonably detailed summary of permitted deductions actually taken in accordance with the Net Sales definition for such Calendar Year..

8.7 Payment Method.  All payments due under this Agreement to Digital Diagnostics shall be made by bank wire transfer in immediately available funds to an account designated by Digital Diagnostics.  All payments hereunder shall be made in Dollars.

8.8 Taxes.             Digital Diagnostics will pay any and all taxes levied on account of all payments it receives under this Agreement.  If laws or regulations require that taxes be withheld with respect to any royalty payments by Exactus BioSolutions to Digital Diagnostics under this Agreement, Exactus BioSolutions will: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Digital Diagnostics on a timely basis following that tax payment.  Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.  The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law.  In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

8.9 Foreign Exchange.  Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Exactus BioSolutions’ normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.10 Records.  Exactus BioSolutions shall keep, and shall cause its Affiliates a to keep, complete, true and accurate books of accounts and records, including gross sales and any deductions thereto in connection with calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.  Such books and records shall be kept reasonably accessible and shall be made available for inspection for a three (3) year period in accordance with Section 8.12 below.

8.11 Inspection of Exactus BioSolutions Records.  Upon reasonable prior notice, Exactus BioSolutions shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to Exactus BioSolutions), appointed by Digital Diagnostics and reasonably acceptable to Exactus BioSolutions, to inspect the audited financial records of Exactus BioSolutions to the extent relating to payments to [Digital Diagnostics]; provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered in such inspection in which case Digital Diagnostics shall have the right to conduct a more thorough inspection for such period.  If Digital Diagnostics, after inspecting the audited financial records of Exactus BioSolutions discovers material errors, then Exactus BioSolutions shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to Exactus BioSolutions), appointed by Digital Diagnostics and reasonably acceptable to the Exactus BioSolutions, to inspect the books and records described in Section 8.11; provided that such inspection shall not occur more often than once per Calendar Year, unless a material error is discovered in such inspection in which case Digital Diagnostics shall have the right to conduct an additional audit for such period.  Any inspection conducted under this Section 8.12 shall be at the expense of Digital Diagnostics, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least    *    in which case the full costs of such inspection for such period shall be borne by Exactus BioSolutions.  Any underpayment shall be paid by Exactus BioSolutions to Digital Diagnostics within forty-five (45) days with interest on the underpayment at the rate specified in Section 8.13 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by Exactus BioSolutions to Digital Diagnostics.

8.12 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) three (3) percentage points above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each calendar quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent., .

8.13 Payments to or Reports by Affiliates.  Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

9.	PATENT PROSECUTION AND ENFORCEMENT

9.1 Ownership of Information and Inventions.  Subject to Section 7.8 and 7.9, each Party will own all inventions (and Patents that claim such inventions) solely invented by or on behalf of it and/or its Affiliates and/or their respective employees, agents and independent contractors in the course of conducting its activities under this Agreement (collectively, “Sole Inventions”).  All inventions invented jointly by employees, Affiliates, agents, or independent contractors of each Party in the course of conducting its activities under this Agreement (collectively, “Joint Inventions”) and Joint Patents will be owned jointly by the Parties.  Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) with respect to same, any Information generated during or resulting from a Party’s activities under this Agreement may be used by such Party for any purpose.  This Agreement will be understood to be a joint Development agreement under 35 U.S.C. §103(c) (3) entered into for the purpose of identifying and developing Devices and Products under the terms set forth herein.

9.2 Prosecution of Product Specific Patents.

(a) Exactus BioSolutions will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the Product Specific Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning).  Such Prosecution of the Product Specific Patents shall be handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”).  Subject to Section 9.2(b) and (c), Exactus BioSolutions shall bear one hundred percent (100%) of the Patent Prosecution Costs for the Product Specific Patents, and shall have lead responsibility and decision-making control for such Prosecution of the Product Specific Patents.  For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Product Specific Patents.

(b) The Parties will cooperate in the Prosecution of the Product Specific Patents in all respects.  Digital Diagnostics will provide Exactus BioSolutions all reasonable assistance and cooperation in its Prosecution efforts with respect to the Product Specific Patents, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, including obtaining the assistance and cooperation of the Existing Third Party Digital Diagnostics, as necessary to Prosecute the Product Specific Patents.

(c) In the event that Exactus BioSolutions elects not to Prosecute in any country any Patent within the Product Specific Patents, Exactus BioSolutions will give Digital Diagnostics at least thirty (30) days’ notice before any relevant deadline and provide to Digital Diagnostics information it reasonably requests relating to the Product Specific Patent.  Digital Diagnostics will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Product Specific Patent.  If Digital Diagnostics assumes responsibility for the Prosecution for any such Product Specific Patents as set forth above, then the Patent Prosecution Costs incurred by Digital Diagnostics in the course of such Prosecution will thereafter be borne by [Digital Diagnostics], and such Product Specific Patent shall thereafter be deemed to be an Other Digital Diagnostics Patent and Exactus BioSolutions’ license rights with respect to such Product Specific Patent under Section 7.1 shall become nonexclusive.  The Parties will cooperate in such Prosecution in all respects.  Each Party will provide the other Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution.  Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it.  Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the first Party will give due consideration to such comments.

(d) Patent Term Adjustments or Extensions.  The Parties will confer regarding the desirability of seeking in any country any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Product Specific Patents.  Exactus BioSolutions shall have the sole right, but not the obligation, to apply for any such adjustment, extension or protection.  Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, Exactus BioSolutions will have the final decision-making authority with respect to such decision; provided further that such decision will be made in accordance with Applicable Law so as to maximize marketing exclusivity for the Product in the Field.  Without limiting the foregoing, Digital Diagnostics covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents without the prior written consent of Exactus BioSolutions, not to be unreasonably withheld.  Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such adjustments or extensions for the Product Specific Patents consistent with such strategy.  To the extent reasonably and legally required in order to obtain any such adjustment or extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the adjustment or extension in such country.

9.3 Data Exclusivity.  As applicable, Exactus BioSolutions will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity periods.  Digital Diagnostics will cooperate fully with and provide all reasonable assistance to Exactus BioSolutions and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all data exclusivity periods available for the Products.

9.4 Prosecution of Other Patents

(a) Joint Patents That Are Not Digital Diagnostics Patents.  This Section 9.4(a) will apply only to Joint Patents that are not Digital Diagnostics Patents.  Exactus BioSolutions will have the first right, but not the obligation, to Prosecute in all jurisdictions all Joint Patents that are not Digital Diagnostics Patents.  If Exactus BioSolutions determines in its sole discretion to abandon, cease prosecution of or otherwise not file or maintain any such Joint Patent in any jurisdiction, then Exactus BioSolutions will provide Digital Diagnostics written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and will provide Digital Diagnostics with the opportunity to prepare, file, prosecute and maintain such Joint Patent in such jurisdiction.  The Party that is responsible for Prosecuting a particular Joint Patent (the “Prosecuting Party”) will provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Joint Patent, and such other Party will provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party will provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding such Joint Patent being prosecuted by such Party, and will provide the other Party drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Unless the Parties agree otherwise, each Party will bear its own internal costs and the Patent Prosecution Costs that it incurs with respect to the Prosecution of such Joint Patents that are not Digital Diagnostics Patents.

(b) Exactus BioSolutions Patents.  Exactus BioSolutions will have the sole right and authority with respect to Exactus BioSolutions Patents in any jurisdiction, including Prosecution and enforcement.  Exactus BioSolutions will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Exactus BioSolutions Patents.

(c) Other Digital Diagnostics Patents.  As between the Parties, Digital Diagnostics will have the first right, but not the obligation, to Prosecute in all jurisdictions all Digital Diagnostics Patents other than the Core Patents, UNIVERSITY OF QUEENSLAND University of Queensland Third Party Patents and Product Specific Patents (“Other Digital Diagnostics Patents”).  If Digital Diagnostics determines in its sole discretion to abandon, cease prosecution of or otherwise not file or maintain any such Other Digital Diagnostics Patent in any Major Market, then Digital Diagnostics will provide Exactus BioSolutions written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and will provide Exactus BioSolutions with the opportunity to prepare, file, prosecute and maintain such Other Digital Diagnostics Patent in such Major Market.  The Prosecuting Party will provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding such Other Digital Diagnostics Patent, and such other Party will provide the Prosecuting Party reasonable assistance in such efforts.  The Prosecuting Party will provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding such Other Digital Diagnostics Patent being prosecuted by such Party, and will provide the other Party drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that such other Party may have an opportunity to review and comment thereon.  In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.  Unless the Parties agree otherwise, Digital Diagnostics will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Other Digital Diagnostics Patents.

(d) Core Patents and UNIVERSITY OF QUEENSLAND Third Party Patents.  Digital Diagnostics will have the sole right and authority with respect to Core Patents and UNIVERSITY OF QUEENSLAND Third Party Patents in any jurisdiction, including Prosecution and enforcement.  Digital Diagnostics will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Core Patents and UNIVERSITY OF QUEENSLAND Third Party Patents.

9.5 Infringement of Digital Diagnostics Patents by Third Parties.

(a) Notification.  The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party (an “Infringement”) of the Digital Diagnostics Patents.  A notice under 42 U.S.C. 262(l) (however such section may be amended from time to time during the Term) with respect to a Product will be deemed to describe an act of Infringement, regardless of its content.  As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement.  In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Digital Diagnostics Patents Covering a Device or Product (including methods of use or manufacture thereof).  Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within five (5) days after the receiving Party receives such certification.  Such notification and copies will be sent by facsimile and overnight courier to Exactus BioSolutions at the address set forth below, and to Digital Diagnostics at the address specified in Section 17.5.

Attention: Philip J Young Telephone: *

Attention: Krassen Dimitrov Telephone: * Facsimile: *

(b) Exactus BioSolutions will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement (an “Infringement Action”) of any Product Specific Patent to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement).  The foregoing right of Exactus BioSolutions shall include the right to perform all actions of a reference product sponsor set forth in 42 USC 262(l).  Digital Diagnostics will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to a Product Specific Patent (“Product Specific Infringement Action”).  At Exactus BioSolutions’ request, Digital Diagnostics will join any Product Specific Infringement Action as a party and will use commercially reasonable efforts to cause any applicable Existing Third Party Digital Diagnostics to join such Product Specific Infringement Action as a party (all at Exactus BioSolutions’ expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action.  Exactus BioSolutions will have a period of one hundred and eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 9.5(a) to elect to so enforce such Product Specific Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than one hundred and eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than one hundred and eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer.  In the event Exactus BioSolutions does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or twenty (20) days before the time limit, if any, for the filing of a Product Specific Infringement Action, whichever is sooner, it will so notify Digital Diagnostics in writing and in the case where Digital Diagnostics then desires to commence a suit or take action to enforce the applicable Product Specific Patents with respect to such Infringement in the applicable jurisdiction, the Parties will confer and upon Exactus BioSolutions’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Digital Diagnostics will have the right to commence such a suit or take such action to enforce the applicable Product Specific Patents, at [Digital Diagnostics]’s expense.  Each Party will provide to the Party enforcing any such rights under this Section 9.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c) Settlement.  Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent or that would limit or restrict the ability of Exactus BioSolutions (or its Affiliates as applicable) to sell Products anywhere in the Territory.

(d) Expenses and Recoveries.  A Party bringing a Product Specific Infringement Action under this Section 9.5 against any Third Party engaged in Infringement of the Product Specific Patents will be solely responsible for any expenses incurred by such Party as a result of such Product Specific Infringement Action.  If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party.  If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if Exactus BioSolutions is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained by Exactus BioSolutions and treated as Net Sales of Product, and (iii) if Digital Diagnostics is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained as ninety percent (90%) by Digital Diagnostics and ten percent (10%) by Exactus BioSolutions.

9.6 Infringement of Joint Patents That Are Not Digital Diagnostics Patents.

(a) Exactus BioSolutions will have the right, but not the obligation, to bring at its expense an appropriate suit or other action against any Third Party allegedly engaged in any Infringement of Joint Patents that are not Digital Diagnostics Patents.  Exactus BioSolutions will have a period of one hundred eighty (180) days after its receipt or delivery of notice of such Infringement to elect to so enforce such Joint Patent (or to settle or otherwise secure the abatement of such Infringement); provided, however, that such period will be more than one hundred and eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Joint Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than one hundred eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Joint Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer.  In the event Exactus BioSolutions does not so elect (or settle or otherwise secure the abatement of such Infringement), it will so notify Digital Diagnostics in writing and in the case where Digital Diagnostics then desires to commence a suit or take action to enforce the applicable Joint Patents with respect to such infringement, the Parties will confer and Digital Diagnostics will have the right to commence such a suit or take such action to enforce the applicable Joint Patents, at Digital Diagnostics’ expense, subject to Exactus BioSolutions’ prior written consent, not to be unreasonably withheld, conditioned or delayed.  Each Party will provide to the Party enforcing any such rights under this Section 9.6(a) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(b) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim, suit or action that it may bring with respect to a Joint Patent that is not an Digital Diagnostics Patent.

(c) A Party bringing a claim, suit or action under Section 9.6(a) against any Third Party engaged in Infringement of any Joint Patent that is not a Digital Diagnostics Patent will be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action.  If such Party recovers monetary damages from such Third Party in such suit or action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party.  If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if Exactus BioSolutions is the Party bringing such suit, such remaining funds will be retained by Exactus BioSolutions and treated as Net Sales of Product, and (iii) if Digital Diagnostics is the Party bringing such Infringement Action, such remaining funds will be retained as ninety percent (90%) by Digital Diagnostics and ten percent (10%) by Exactus BioSolutions.

9.7 Infringement of Other Digital Diagnostics Patents.

(a) Digital Diagnostics will have the sole right, but not the obligation, to bring at its expense an appropriate suit or other action against any Third Party allegedly engaged in any Infringement of Joint Patents that are Other Digital Diagnostics Patents.  Digital Diagnostics will have a period of one hundred eighty (180) days after its receipt or delivery of notice of such Infringement to elect to so enforce such Other Digital Diagnostics Patent (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than one hundred eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Other Digital Diagnostics Patents (such as the enforcement process set forth in 42 USC 262(l)) and such period will be less than one hundred eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Other Digital Diagnostics Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer Each Party will provide to the Party enforcing any such rights under this Section 9.7(a) reasonable assistance in such enforcement, at such enforcing Party's request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party's comments on any such efforts.

(b) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Infringement Action related to any Other Digital Diagnostics Patent in any manner that would limit or restrict the ability of Exactus BioSolutions(or its Affiliates, as applicable) to sell Products anywhere in the Territory.

(c) A Party bringing a claim, suit or action under Section 9.7(a) against any Third Party engaged in Infringement of any Other Digital Diagnostics Patent will be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action.  If such Party recovers monetary damages from such Third Party in such suit or action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party.  If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if Exactus BioSolutions is the Party bringing such suit, such remaining funds will be retained by Exactus BioSolutions and treated as Net Sales of Product and (ii) if Digital Diagnostics is the Party bringing such Infringement Action, such remaining funds will be retained as ninety percent (90%) by Digital Diagnostics and ten percent (10%) by Exactus BioSolutions.

9.8 Third Party Rights.

(a) The Parties will promptly notify each other of any written allegation that any activity pursuant to this Agreement infringes the Patent rights of any Third Party.  In addition, the Parties will notify each other if either Party desires to obtain a license or otherwise pursue a defense or settlement with respect to any Third Party Patent that may be considered to Cover the use or application of the Digital Diagnostics Technology as used or applied to Products or Devices.

(b) Subject to Section 9.8(c), (d) and (e), with respect to any Third Party Patent under Section 9.8(a), Exactus BioSolutions will have the first right to control, at its expense, obtaining a license with respect to such Third Party Patent that specifically Covers the composition, formulation, method of use and/or method of manufacture of any Device and/or Product.  Subject to Section 9.8(c), (d) and (e), in all other cases with respect to any Third Party Patent under Section 9.8(a), Digital Diagnostics shall have the first right to control, at its expense, obtaining a license with respect to such Third Party Patent, and to negotiate the terms and conditions of, to enter into and make all the payments due pursuant to a license agreement with respect to such Third Party Patent (with the Third Party Patent rights required by Exactus BioSolutions with respect to Devices and Products being included in the Digital Diagnostics Patents and sublicensed by Digital Diagnostics to Exactus BioSolutions under Section 7.1) (such license agreement between Digital Diagnostics and such Third Party being a “Necessary License Agreement”).  In the event that Digital Diagnostic selects to seek to obtain such a Necessary License Agreement, Digital Diagnostics will use Diligent Efforts to enter into such Necessary License Agreement.  In the case that Digital Diagnostics has not entered into such Necessary License Agreement for any reason within a reasonable period of time (but in any event no longer than twelve (12) months) after the Parties have mutually agreed that Digital Diagnostics will seek the Necessary License Agreement, Exactus BioSolutions shall then have the right to proceed, at its expense, with such license with respect to such Third Party Patent as it decides in its sole discretion, subject to Section 9.8(c), (d) and (e).

(c) Notwithstanding the foregoing, in the case a claim of infringement of a Patent is brought against a Party in a suit or other action or proceeding with respect to any Third Party Patent under Section 9.8(a), such Party will have the right, at its own expense and by counsel of its own choice, to prosecute and defend any such claim in such suit or other action or proceeding.  If both Parties are named, the Parties shall meet and determine who is best situated to lead any such suit or other action or proceeding.

(d) Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any claim under this Section 10.8 in any manner that would (i) limit or restrict the ability of Exactus BioSolutions (or its Affiliates, as applicable) to sell Products anywhere in the Territory or (ii) impose any obligation, restriction or limitation on the other Party.

(e) The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this Section 9.8.

9.9 Reexaminations, Oppositions and Related Actions.

(a) The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other government entity, seeking to invalidate, reexamine, oppose or compel the licensing of any Digital Diagnostics Patent (any such Third Party action being a “Patent Challenge”).

(b) Exactus BioSolutions will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a Product Specific Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9.  In the case where Exactus BioSolutions controls the defense of such Patent Challenge, Digital Diagnostics will have the right, at its own expense and by counsel of its choice, to be represented in any such effort.  If Exactus BioSolutions fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Digital Diagnostics will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

(c) Digital Diagnostics will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge related to any Other Digital Diagnostics Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 9.  In the case where Digital Diagnostics controls the defense of such Patent Challenge, Exactus BioSolutions will have the right, at its own expense and by counsel of its choice, to be represented in any such effort.  If Digital Diagnostics fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Exactus BioSolutions will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

9.10 Disclosure of Inventions.  Each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Joint Inventions and Sole Inventions.  Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

9.11 Patent Contacts.  Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”).  Each Party will designate its initial Patent Contact within thirty (30) days following the Effective Date and will promptly thereafter notify the other Party of such designation.  If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent will as soon as reasonably practicable appoint a successor.  Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact.  The Patent Contacts will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement.  In particular the Patent Contacts will review and update the list of Digital Diagnostics Patents from time to time to ensure that all Products being Developed or Commercialized are covered.

9.12 Personnel Obligations.  Prior to receiving any Confidential Information or beginning work under this Agreement relating to any Development, Development or Commercialization of a Device or a Product, each employee, agent or independent contractor of Exactus BioSolutions or Digital Diagnostics or of either Party’s respective Affiliates will be bound in writing by non-disclosure and invention assignment obligations which are consistent with the obligations of Exactus BioSolutions or Digital Diagnostics under this Agreement (provided that where necessary in the case of a Third Party (i) such Third Party shall agree to grant Exactus BioSolutions or [Digital Diagnostics], as the case may be, an exclusive license with the right to grant sublicenses with respect to resulting inventions and Patents and (ii) the period of time with respect to non-disclosure obligations may be shorter, but in no event less than seven (7) years from the effective date of the written obligation).

9.13 Further Action.  Each Party will, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and perform its obligations pursuant to this Article 9; provided, however, that neither Party will be required to take any action pursuant to Article 9 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

10.	TRADEMARKS

10.1 Product Trademarks.  Exactus BioSolutions shall be solely responsible for the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks developed for use in connection with the marketing, sale or distribution of Products in the Field in the Territory (the “Product Marks”).  Exactus BioSolutions shall own all Product Marks, and all trademark registrations for said marks.

10.2 Use of Name.  Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement or for any other purpose, except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10.3 Further Actions.  Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 10; provided, however, that neither Party shall be required to take any action pursuant to Article 10 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

11.	EXCLUSIVITY

11.1 Exclusivity.  Digital Diagnostics agrees that it will not work independently of this Agreement during the Term for itself or any Third Party (including the grant of any license or option to any Third Party) with respect to discovery, Development and/or development activities with respect to Products in the Territory using the Digital Diagnostics Technology (including any application thereof) for use in the Field in the Territory.

12.	CONFIDENTIALITY

12.1 Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party  (the “Receiving Party”) agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

(e) is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party.

All Information generated by either Party in the Development of Product after the Effective Date or licensed to Exactus BioSolutions hereunder shall be treated as the Confidential Information of Exactus BioSolutions.  For clarity, Information generated by Digital Diagnostics with respect to the Digital Diagnostics Technology independently of the Development Program shall be Digital Diagnostics Confidential Information.

12.2 Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) filing or prosecuting Patents in accordance with Article 9;

(b) subject to Section 13.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c) prosecuting or defending litigation;

(d) complying with Applicable Law, including regulations promulgated by securities exchanges;

(e) subject to Section 12.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(f) disclosure to its Affiliates, employees, agents, independent contractors, Digital Diagnostics only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure;

(g) disclosure of the material terms of this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure;

(h) disclosure of the stage of Development of Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure;

(i) disclosure of certain blinded data generated under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that (A) each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 12 prior to any such disclosure and (B) any such disclosure by Digital Diagnostics shall be subject to Exactus BioSolutions’ prior written approval, such approval not to be unreasonably withheld, conditioned or delayed; and

(j) disclosure pursuant to Section 12.5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(a), 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Nothing in Sections 12.1 or 12.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

12.3 Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3.  The Parties have agreed to make a joint public announcement of the execution of this Agreement substantially in the form of a press release on or after the Effective Date.

(b) After issuance of such joint press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor.  A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days (or within three (3) Business Days in the event that Digital Diagnostics(or its Affiliate) is a public reporting company) after receiving the press release for review and the other Party shall give good faith consideration to same.  Digital Diagnostics shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence.  In relation to Exactus BioSolutions’ review of such an announcement, Exactus BioSolutions may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone or Regulatory Approval has been achieved and triggered a payment hereunder.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have previously been publicly disclosed by such Party, or by the other Party, in accordance with this Section 13.3.  For clarity, neither Party shall disclose the financial terms of this Agreement without the prior written approval of the other Party, except as and to the extent otherwise expressly permitted under this Agreement.

(c) The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Government Authorities.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party.  In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed.  No such notice shall be required under this Section 12.3(c) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(d) Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 12.1 through Section 12.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

12.4 Publications.  Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication a “Publication”) without the opportunity for prior review by the other Party, except to the extent otherwise required by Applicable Law, in which case Section 12.3 shall apply with respect to disclosures required by the SEC and/or for regulatory filings.  The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication.  The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had thirty (30) days to comment on any material in such Publication.  The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript for Publication; provided that the submitting Party agrees to delay such Publication as necessary to enable the Parties to file a Patent if such Publication might adversely affect such Patent.  The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation.  Notwithstanding the foregoing, Exactus BioSolutions shall not have the right to publish or present [Digital Diagnostics]’s Confidential Information without [Digital Diagnostics]’s prior written consent, and Digital Diagnostics shall not have the right to publish or present Exactus BioSolutions’ Confidential Information without Exactus BioSolutions’ prior written consent.  Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.  This Section 12.4 shall not limit and shall be subject to Section 12.5.

Nothing contained in this Section 12.4 shall prohibit the inclusion of information in a patent application claiming, and in furtherance of, the manufacture, use, sale or formulation of a Device, provided that the non-filing Party is given a reasonable opportunity to review, comment upon and/or approve the information to be included prior to submission of such patent application, where and to the extent required by Article 9 hereof.  Notwithstanding the foregoing, the Parties recognize that independent investigators have been engaged, and will be engaged in the future, to conduct Clinical Trials of Devices and Products.  The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided that each Party will use reasonable efforts to prevent publication prior to the filing of relevant patent applications and to ensure that no Confidential Information of either Party is disclosed.

12.5 Publication and Listing of Clinical Trials and Compliance with other Policies, Orders and Agreements.  The Parties agree to comply, with respect to the Devices and Products, with (a) the Diagnostic Development and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, (b) any applicable court order, stipulations, consent agreements and settlements entered into by a party, and (c) Exactus BioSolutions’ Development and Development policy concerning Clinical Trials Registration and Disclosure of Results as amended from time to time and other Exactus BioSolutions policies or other policies adopted by it for the majority of its other diagnostic products with regard to the same (to the extent the same either are not in direct conflict with the documents referred to in clauses (a) and (c) above and, in the case of [Digital Diagnostics], to the extent such policies are provided by Exactus BioSolutions to Digital Diagnostics in writing prior to requiring their implementation under this Agreement).

12.6 Termination of Prior CDA.  This Agreement terminates, as of the Effective Date, the Prior CDA.  All Information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Article 12.

13.	TERM AND TERMINATION

13.1 Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall continue

(a) on a Product-by-Product and country-by-country basis until such time as neither Party has any obligation to the other under this Agreement in such country with respect to such Product (the “Term”).

13.2 Termination by Exactus BioSolutions at Will or for Safety Reasons.

(a) Termination by Exactus BioSolutions at Will.  Exactus BioSolutions may terminate this Agreement as a whole or on a country-by-country and/or Product-by-Product basis, effective upon three (3) months prior written notice to Digital Diagnostics in the case where Regulatory Approval has not been obtained for the applicable Product in either the U.S. or the EU or upon six (6) months prior written notice to Digital Diagnostics in the case where Regulatory Approval has been obtained in either the U.S. or the EU.  Following any such notice of termination under this Section 13.2(a), no milestone payments will be due on milestones achieved during the period between the notice of termination and the effective date of termination.

(b) No Recourse.  Any termination right exercised by Exactus BioSolutions pursuant to Section 13.2(a) or 13.2(b) shall be without liability or recourse to Exactus BioSolutions, other than as set forth therein or herein or pursuant to Exactus BioSolutions’ obligation to comply with Section 13.7 or Section 13.10 hereof.

13.3 Termination by Either Party for Breach.

(a) Either Party may terminate this Agreement with respect to any Product (on a Product-by-Product basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party materially breaches this Agreement, and such breach shall have continued for ninety (90) days (or, if such default cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach) after written notice shall have been provided to the breaching Party by the non-breaching Party requiring such breach to be remedied and stating an intention to terminate if not so cured (a “Termination Notice”).  Except as set forth in Section 13.3(b), any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach prior to the expiration of the ninety (90) day period (or, if such default cannot be cured within such ninety (90) day period, if the alleged breaching Party has not commenced and diligently continued good faith efforts to cure such breach).

(b) If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within said ninety (90) day period after receiving such Termination Notice, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) with respect to such country or countries unless and until arbitrators, in accordance with Article 16, have determined that the alleged breaching Party has materially breached this Agreement with respect to such country or countries and such Party fails to cure such breach within ninety (90) days following such arbitrators’ decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) Business Days following such arbitrators’ decision).  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c) Section 13.3(a) shall not apply to or encompass a breach (or alleged breach) of Exactus BioSolutions’ obligation to use Diligent Efforts as set forth in Section 3.8, 3.13 or 5.1, and for which a remedy, if any, for any such breach shall be governed solely by Section 13.4.

(d) No milestone payments by Exactus BioSolutions will be due on milestones achieved, with respect to the applicable Major Market(s) for which termination is sought, during the period between the notice of termination under this Section 13.3 and the effective date of termination; provided, however, if the allegedly breaching Party provides notice of a dispute pursuant to Section 13.3(b) and such dispute is resolved in a manner in which no termination of this Agreement with respect to such Major Market(s) occurs, then upon such resolution Exactus BioSolutions will promptly pay to Digital Diagnostics the applicable milestone payment for each milestone achieved during the period between the notice of termination under this Section 13.3 and the resolution of such dispute.

13.4 Termination by Digital Diagnostics for Failure of Exactus BioSolutions to Use Diligent Efforts or Failure to Perform Obligations Under Section 3.8.

(a) Subject to Sections 13.4(c), 13.6 and 13.7, Digital Diagnostics shall have the right to terminate this Agreement:

(i) on a Major Market-by-Major Market basis with respect to all Devices and Products if Exactus BioSolutions is in material breach of its obligation to use Diligent Efforts as set forth in Section 3.12 or 5.1 with respect to such Major Market; provided, however, such license shall not so terminate unless (A) Exactus BioSolutions is given six (6) months prior written notice by Digital Diagnostics of Digital Diagnostics’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Digital Diagnostics believes Exactus BioSolutions should take to cure such alleged breach, and (B) Exactus BioSolutions, or its Affiliates, has not (1) during the sixty (60) day period following such notice, provided Digital Diagnostics with a plan for the diligent Development and/or Commercialization of Products in the Field in such Major Market as set forth in Sections 3.12(b) and 5.1 and (2) during the six (6) month period following such notice carried out such plan and cured such alleged breach by diligently pursuing the Development and/or Commercialization of Products in the Field in such Major Market as set forth in Sections 3.12 and 5.1.

(ii) in its entirety if Exactus BioSolutions is in material breach of its obligations under Section 3.8; provided, however, this Agreement shall not so terminate unless (A) Exactus BioSolutions is given three (3) months prior written notice by Digital Diagnostics of Digital Diagnostics’ intent to terminate, stating the reasons and justification for such termination and recommending steps which Digital Diagnostics believes Exactus BioSolutions should take to cure such alleged breach, and (B) Exactus BioSolutions, or its Affiliates, has not (i) during the sixty (60) day period following such notice, provided Digital Diagnostics with a plan for the cure of such alleged breach and (ii) during the three (3) month period following such notice carried out such plan and cured such alleged breach (or, if such default cannot be cured within such three (3) month period, if Exactus BioSolutions has not commenced and diligently continued good faith efforts to cure such breach).

(b) If Exactus BioSolutions disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Digital Diagnostics pursuant to Section 14.4(a), and if Exactus BioSolutions provides notice to Digital Diagnostics of such dispute within the sixty (60) days following such notice provided by Digital Diagnostics, Digital Diagnostics shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by Exactus BioSolutions has been determined in accordance with Article 16 and Exactus BioSolutions fails to cure such breach within sixty (60) days following such determination.  Except as set forth in Section 13.4(c), it is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c) No milestone payments by Exactus BioSolutions will be due on milestones achieved, with respect to the applicable country(ies) for which termination is sought if termination is being sought under Section 13.4(a), during the period between the notice of termination under Section 13.4(a) and the effective date of termination; provided, however, if Exactus BioSolutions provides notice of a dispute pursuant to Section 13.4(b) and such dispute is resolved in a manner in which no termination of this Agreement with respect to such country(ies) occurs, then upon such resolution Exactus BioSolutions will promptly pay to Digital Diagnostics the applicable milestone payment for each milestone achieved during the period between the notice of termination under this Section 13.4 and the resolution of such dispute.

13.5 Termination by Either Party for Insolvency.  A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof.  “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

13.6 Limitations on Termination Remedy.

(a) Notwithstanding anything herein to the contrary, in the event that: (A) Digital Diagnostics terminates, or has the right to terminate, this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to a Product in the U.S., the Major European Countries, then Digital Diagnostics shall have the right to terminate this Agreement with respect to such Product in the entire Territory, (B) Digital Diagnostics shall not have the right to terminate this Agreement pursuant to Section 14.3 or 14.4(a)(i) with respect to any Major European Country (or any other country in the EU) unless and until Digital Diagnostics has such right to terminate this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to such Product with respect to any three or more Major European Countries, and (C) Digital Diagnostics has the right to terminate this Agreement pursuant to Section 13.3 or 13.4(a)(i) with respect to such Product with respect to any three (3) or more Major European Countries, then Digital Diagnostics shall have the right to terminate this Agreement with respect to such Product in all of the EU.

(b) If the applicable termination event under Section 13.3 or 13.4(a)(i) relates to a country outside the EU from which the Product sold in such country is permitted under Applicable Law in the U.S. to be imported for sale into the U.S., then Digital Diagnostics shall not have the right to terminate the license with respect to such country if Exactus BioSolutions is then in compliance with its obligations to use Diligent Efforts under Sections 3.13 and 5.1 for Devices or Products with respect to the U.S.  In addition, if the applicable termination event relates to a country (other than the U.S. or Japan) from which Product sold in such country is permitted under Applicable Law in the EU to be imported for sale into the EU, then Digital Diagnostics shall not have the right to terminate the license with respect to such country if Exactus BioSolutions is then in compliance with its obligations to use Diligent Efforts under Sections 3.13 and 5.1 for Devices or Products with respect to the EU.

13.7 Effects of Termination of this Agreement.  Upon termination of this Agreement by Exactus BioSolutions under Section 14.2(a) or Section 13.2(b) or by Digital Diagnostics under Section 13.3, Section 13.4 or Section 13.5 (except as the application of such Sections may be limited as provided in a given subsection of this Section 13.7), the following shall apply with respect to the terminated Device(s)/Product(s) and terminated country(ies) (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a) Licenses.  The licenses granted to Exactus BioSolutions in Section 7.1 shall terminate solely with respect to the Product(s) and country(ies) in which the termination becomes effective and Exactus BioSolutions shall retain a non-exclusive, worldwide license under Section 7.1 to sell, offer for sale and import Products during the Commercialization Wind-Down Period in accordance with Section 13.7(b) To the extent such obligations existed prior to such termination, Exactus BioSolutions shall not have any Diligent Efforts obligations thereafter with respect to the Development and Commercialization of the terminated Device(s)/Product(s) and terminated country(ies).  Exactus BioSolutions shall grant to Digital Diagnostics a non-exclusive, royalty-bearing (as set forth in Section 13.7(g) license to make, have made, use, sell, offer for sale and import the terminated Device/Product in the terminated countries under those Patents and Information Controlled by Exactus BioSolutions and its Affiliates that, at the time of such termination, are then practiced or used by Exactus BioSolutions to make, have made, use, sell, offer for sale and import the terminated Device/Product in the terminated countries.

(b) Commercialization.  Exactus BioSolutions and its Affiliates shall be entitled to continue to sell (but not to actively promote after the effective date of termination) any existing inventory of Products in each terminated country of the Territory for which Regulatory Approval therefor has been obtained (provided that such Products shall have launched in each such terminated country as of the applicable effective date of termination), in accordance with the terms and conditions of this Agreement, for a period not to exceed twelve (12) months from the effective date of such termination (the “Commercialization Wind-Down Period”).  Any Products sold or disposed of by Exactus BioSolutions or its Affiliates or during the Commercialization Wind-Down Period shall be subject to the same royalties under Section 8.4 as would have applied had this Agreement otherwise remained in force and effect with respect to such terminated Product and terminated country(ies).  After the Commercialization Wind-Down Period, Exactus BioSolutions and its Affiliates shall not sell such terminated Products in such terminated country(ies) or make any representation regarding Exactus BioSolutions’ status as a Exactus BioSolutions of such Product in such country(ies).  Either (i) at the request of Digital Diagnostics at the end of the Commercialization Wind-Down Period or (ii) prior to the end of the Commercialization Wind-Down Period, if Digital Diagnostics has assumed responsibilities for regulatory activities under the Regulatory Approval, has received all clearances and Regulatory Approvals needed to sell and import the terminated Product in a given terminated country, and provides written notice to Exactus BioSolutions that it is wishes to assume sale of the terminated Product in a terminated country, then, in either case (i) or (ii), Exactus BioSolutions shall sell and transfer to Digital Diagnostics such portion of the terminated Product inventory then held by Exactus BioSolutions or its Affiliates’ as had been allocated to the terminated country(ies) at a price equal to the lowest price at which such Product was sold to a non-Related Party in such terminated country during the preceding twelve (12) month period.  This Section 13.7(b) shall not apply in the case of termination by Exactus BioSolutions under Section 13.2(b) based on Safety Reasons.

(c) Regulatory Materials.  Upon Digital Diagnostics’ written request, Exactus BioSolutions shall assign and transfer to Digital Diagnostics all Regulatory Materials (and shall assign to Digital Diagnostics all related documentation transferred as set forth below) for the terminated Product(s) in the terminated country(ies) that are held or controlled by or under authority of Exactus BioSolutions or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect the transfer of rights under such Regulatory Materials and related documentation to Digital Diagnostics.  The Parties shall effect such transfers/assignments within sixty (60) days after the applicable effective date of termination, unless otherwise mutually agreed in writing.  During such sixty (60) day period, Exactus BioSolutions shall provide to Digital Diagnostics copies of all such Regulatory Materials, and shall use all reasonable efforts thereafter to provide as promptly as practicable all related documentation, including preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) not already provided to Digital Diagnostics during the Term that are held by and reasonably available to Exactus BioSolutions.  Upon termination by Exactus BioSolutions pursuant to Section 13.2(b), Exactus BioSolutions shall provide Digital Diagnostics with all relevant data, documentation and information for such terminated Product, but shall not be obligated to assign to Digital Diagnostics any Regulatory Materials relating to such terminated Product.  Digital Diagnostics will be responsible for all documented costs associated with this provision.

(d) Product Marks.  In the case where the Product is has obtained Regulatory Approval in a Major Market at the time of termination of this Agreement, Exactus BioSolutions shall assign to Digital Diagnostics all worldwide rights in and to any Product Marks specific to, and that were actually used with, the applicable terminated Products in the terminated country(ies).  It is understood that such assignment shall not include the Exactus BioSolutions name or trademark for the Exactus BioSolutions company itself, or any other trademark owned or Controlled by Exactus BioSolutions and not specific to a Product.  This Section 13.7(d) shall not apply in the case of termination by Exactus BioSolutions pursuant to Section 13.2(b).

(e) Transition Assistance. Exactus BioSolutions agrees to cooperate with Digital Diagnostics and its designee(s), at Digital Diagnostics’ sole expense, to facilitate an orderly and prompt transition of the Development (and as applicable, Commercialization) activities relating to the terminated Product(s) in the terminated country (ies) to Digital Diagnostics and/or its designee(s) following such termination.

(f) Return of Confidential Information.  Within thirty (30) days after the end of the Commercialization Wind-Down Period, Exactus BioSolutions shall destroy all tangible items comprising, bearing or containing any Confidential Information of Digital Diagnostics that are in Exactus BioSolutions’ or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Digital Diagnostics, as Digital Diagnostics may direct, at Digital Diagnostics’ expense; provided that Exactus BioSolutions may retain one copy of such Confidential Information for its legal archives, and provided further that Exactus BioSolutions shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(g) Remaining Inventories. Subject to Section 13.7(b), Digital Diagnostics shall have the right to purchase from Exactus BioSolutions any or all of the inventory of Products, including reference standards and stability material, held by or on behalf of Exactus BioSolutions as of the date of termination (that are not committed to be supplied to any Third Party, in the ordinary course of business, as of the date of termination) at a price equal to Exactus BioSolutions’s Manufacturing Costs for such inventory.  Digital Diagnostics shall notify Exactus BioSolutions in writing within thirty (30) days after the date of notice of termination whether Digital Diagnostic selects to exercise such right.  This Section 13.7(g) shall not apply in the case of termination by Exactus BioSolutions pursuant to Section 13.2(b).

(h) Royalty to Exactus BioSolutions.  Unless this Agreement was terminated by Digital Diagnostics pursuant to Section 13.3 or 13.4 or by Exactus BioSolutions under Section 13.2(b) (in which case no royalty shall be owed by Digital Diagnostics), Digital Diagnostics shall pay Exactus BioSolutions a royalty equal to three percent (5%) of net sales of such Product in the applicable terminated country by Digital Diagnostics or Digital Diagnostics’ Affiliates,  provided that such termination occurs any time after a pivotal clinical study has been initiated for Product.  For purposes of this Section, “net sales” shall be calculated in the same manner Net Sales are defined for sales made by Exactus BioSolutions, substituting “Digital Diagnostics and its Affiliates” for each reference to a Related Party in such Section, and the provisions of Article 8 of this Agreement shall apply to Digital Diagnostics(as royalty payor) and Exactus BioSolutions(as royalty recipient) with respect to such royalties in the same manner as such provisions had applied to a Related Party (as royalty payor) and Digital Diagnostics(as royalty recipient).

13.8 Effects of Termination of Agreement by Exactus BioSolutions under Section 13.3(a) or Section 13.5.  Upon termination of this Agreement by Exactus BioSolutions under Section 13.3(a) or Section 13.5 the following shall apply:

(a) all rights and licenses granted to Exactus BioSolutions under this Agreement shall survive but shall become perpetual; and

(b) Exactus BioSolutions shall have no further Diligent Efforts obligations under Sections 3.13 or 5.1.

13.9 Effects of Expiration of Agreement.  Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 13), on a Device-by-Device, Product-by-Product and country-by-country basis, the licenses granted to Exactus BioSolutions under Article 7 with respect to Digital Diagnostics Technology shall convert to a non-exclusive, perpetual, fully paid-up, non-royalty-bearing, sublicensable license.

13.10 Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Subject to and without limiting the terms and conditions of this Agreement (including Section 15.4), expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

13.11 Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement.  Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 3.4 (with respect to any obligation incurred or accrued prior to such expiration or termination), 3.9, 7.8(c), 7.9(g), 9.4(a) and (b), 9.6, 12.1, 12.2 and Articles 1 (to the extent necessary to interpret other surviving sections), 13, 15, 16 and 17.  In addition, the other applicable provisions of Article 8 shall survive to the extent required to make final payments with respect to Net Sales incurred or accrued prior to the date of termination or expiration.  All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

14.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

14.1 Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder.  It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d) In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e) It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

14.2 Representations and Warranties by Digital Diagnostics.  Digital Diagnostics hereby represents and warrants as of the Effective Date and, where denoted below, covenants to Exactus BioSolutions as follows:

(a) Digital Diagnostics has sufficient legal and/or beneficial title, ownership or license under its Patents and Information necessary for the purposes contemplated by this Agreement.  The Digital Diagnostics Technology existing as of the Effective Date is free and clear from any Liens of the Digital Diagnostics Technology, and Digital Diagnostics has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to Exactus BioSolutions as purported to be granted pursuant to this Agreement.  As of the Effective Date, except for the Patents licensed to Digital Diagnostics under the Existing License Agreements, Digital Diagnostics is the sole owner or exclusive licensee of all right, title and interest in and to (free and clear from any Liens of any kind) the Digital Diagnostics Patents listed on Exhibits B, C and D.  All fees required to maintain such issued Patent rights have been paid to date.  To Digital Diagnostics’s knowledge the Digital Diagnostics Patents listed on Exhibits B, C and D constitute all Patents that would be infringed by the manufacture (as currently conducted), use or sale of Devices and/or Products (but for the license granted by Digital Diagnostics to Exactus BioSolutions under Section 7.1).

(b) Other than the Existing License Agreements, Digital Diagnostics has not entered into any agreements, either oral or written, with any Third Party relating to the Commercialization of the Devices or Products.  Digital Diagnostics has provided Exactus BioSolutions and/or its external legal counsel with true and complete copies of all Existing License Agreements, including all modifications, supplements or other amendments thereto as of the Effective Date.

(c) Digital Diagnostics has not received any written notice from any Third Party asserting or alleging that the discovery, Development and/or Development of Devices or Products by Digital Diagnostics prior to the Effective Date infringes the intellectual property rights of such Third Party.  The Digital Diagnostics Technology existing as of the Effective Date was not obtained in violation of any contractual or fiduciary obligation owed by Digital Diagnostics or its employees or agents to any Third Party or through the misappropriation of the intellectual property rights (including any trade secrets) from any Third Party.

(d) To Digital Diagnostics’ knowledge, except as disclosed by Digital Diagnostics in writing to Exactus BioSolutions’ in-house patent counsel prior to the Effective Date, the Development, Commercialization and manufacture after the Effective Date of the Devices and Products can be carried out in the manner contemplated as of the Effective Date without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or controlled by a Third Party.  To Digital Diagnostics’ knowledge, and except as disclosed by Digital Diagnostics in writing to Exactus BioSolutions’ in-house patent counsel prior to the Effective Date, the Development and manufacture of Devices prior to the Effective Date by or on behalf of Digital Diagnostics has been carried out without infringing any published patent applications (evaluating such patent applications as though they were issued with the claims as published as of the Effective Date) or issued patents owned or controlled by a Third Party.

(e) There are no pending, and to Digital Diagnostics’ knowledge no threatened, actions, suits or proceedings against Digital Diagnostics involving the Digital Diagnostics Technology as it relates to Devices or Products.

(f) To Digital Diagnostics’ knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Digital Diagnostics Technology as it relates to Devices or Products (in the case of pending claims, evaluating them as if issued as of the Effective Date).

(g) Digital Diagnostics has no knowledge from which it would have reason to conclude that the Digital Diagnostics Patents issued as of the Effective Date are invalid.  To Digital Diagnostics’ knowledge, the claims included in any issued Digital Diagnostics Patents are valid and in full force and effect as of the Effective Date.

(h) It has not granted (and Digital Diagnostics covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of this Agreement) any license or any option for a license under the Digital Diagnostics Technology to any Third Party to make, use or sell any Device or Product in any country in the Territory.  Digital Diagnostics covenants that during the Term it shall not grant any license or any option for a license to any Third Party, under any Patent that comes into the Control of Digital Diagnostics in connection with this Agreement after the Effective Date (including a Patent for an Digital Diagnostics Sole Invention or Joint Invention), to make, use or sell in the Field any diagnostic application using the Digital Diagnostics Technology in any country in the Territory.  Digital Diagnostics has not granted any Lien with respect to this Agreement or any of the Digital Diagnostics Technology licensed by it to Exactus BioSolutions under this Agreement.  Digital Diagnostics has not granted (and Digital Diagnostics covenants that during the Term it shall not grant) to any Third Party any right or license or option to enforce or obtain any patent term extension for any of the Product Specific Patents.

(i) Digital Diagnostics has disclosed in writing to Exactus BioSolutions’ in-house patent counsel (i) all Digital Diagnostics Patents existing as of the Effective Date that would be infringed by the Development, Commercialization or manufacture of Devices or Products by Exactus BioSolutions, but for the licenses granted in this Agreement, and (ii) the jurisdiction(s) by or in which each such Digital Diagnostics Patent has been issued or in which an application for such Digital Diagnostics Patent has been filed, together with the respective patent or application numbers.  All fees required to maintain such issued Digital Diagnostics Patent rights have been paid.

(j) No person, other than former or current employees of Digital Diagnostics who are obligated in writing to assign his/her inventions to Digital Diagnostics, is an inventor of any of the inventions claimed in the Digital Diagnostics Patents, excluding the [UNIVERSITY OF QUEENSLAND Third Party] Patents, filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within the Digital Diagnostics Technology Controlled by Digital Diagnostics and as to which Digital Diagnostics has obtained an assignment as of the Effective Date.  All inventors of any inventions included within the Digital Diagnostics Technology that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in and to such inventions and the corresponding Patent rights to Digital Diagnostics, or in the case of the [UNIVERSITY OF QUEENSLAND Third Party] Patents, to Digital Diagnostics’ knowledge, to [UNIVERSITY OF QUEENSLAND Third Party].  No present or former employee or consultant of Digital Diagnostics owns or has any proprietary, financial or other interest, direct or indirect, in the Digital Diagnostics Technology.  To Digital Diagnostic’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Digital Diagnostics Patents.

(k) The discovery and development of Devices and Products has been conducted prior to the Effective Date by Digital Diagnostics, its Affiliates, , and, to the knowledge of Digital Diagnostics, its independent contractors, in compliance in all material respects with all Applicable Law, including all public health, environmental, and safety provisions thereof, and all permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees that apply to Digital Diagnostics.

(l) Digital Diagnostics has disclosed to Exactus BioSolutions all Material Information known by Digital Diagnostics with respect to the manufacturing, safety and efficacy of Products.

(m) All Regulatory Materials, including DMFs, are in the possession and Control of Digital Diagnostics and are not in the possession or Control of any Third Party.

(n) Digital Diagnostics has maintained and, unless otherwise agreed to by EXACTUS BIOSOLUTIONS, will maintain and keep in full force and effect all agreements and filings (including Patent filings, in accordance with Article 9) necessary to perform its obligations hereunder.  Digital Diagnostics and its Affiliates are in compliance in all material respects with each Existing License Agreement, and have performed all material obligations required to be performed by them to date under each Existing License Agreement.  Neither Digital Diagnostics nor its Affiliates are (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under the Existing License Agreement and, to the knowledge of Digital Diagnostics, no other party to any Existing License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder.

(o) No Third Party has any right under any Existing License Agreement, including a right of consent or a right of first negotiation, that would reasonably be expected to interfere with Exactus BioSolutions’ exercise of its rights licensed under Section 7.1 hereof.

14.3 No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 14 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY DEVICE OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

15.	INDEMNIFICATION AND LIMITATION OF LIABILITY

15.1 Indemnification by Digital Diagnostics for Third Party Claims.  Digital Diagnostics shall defend, indemnify, and hold Exactus BioSolutions, its Affiliates, and their respective officers, directors, employees, and agents (the “Exactus BioSolutions Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Exactus BioSolutions Indemnitees (collectively, “Exactus BioSolutions Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “ Exactus BioSolutions Claims”) against such  Exactus BioSolutions Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of Digital Diagnostics’ representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of Digital Diagnostics, its Affiliates, or the officers, directors, employees, or agents of Digital Diagnostics or its Affiliates; (c) the Development or Development of Devices before the Effective Date; or (d) any breach by Digital Diagnostics or its Affiliates of, or any failure by Digital Diagnostics or its Affiliates, or their respective contractors or agents, to perform, observe or comply with any of the provisions of, an Existing License Agreement, except to the extent that such failure is attributable to a breach by Exactus BioSolutions of its obligations under this Agreement.  The foregoing indemnity obligation shall not apply if the Exactus BioSolutions Indemnitees materially fail to comply with the indemnification procedures set forth in Section 15.3, or to the extent that any Exactus BioSolutions Claim is subject to indemnity pursuant to Section 15.2 and/or is based on or alleges a breach by Exactus BioSolutions or its Affiliates of an obligation under an agreement between Exactus BioSolutions or its Affiliates and a Third Party.

15.2 Indemnification by Exactus BioSolutions for Third Party Claims.  Exactus BioSolutions shall defend, indemnify, and hold [Digital Diagnostics], its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Digital Diagnostics indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Digital Diagnostics indemnitees (collectively, “Digital Diagnostics Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Digital Diagnostics Claims”) against such Digital Diagnostics indemnitee that arise out of or result from (or are alleged to arise out of or result from):  (a) the Development, manufacture, storage, handling, use, sale, offer for sale, and importation of Products by Exactus BioSolutions or its Affiliates,; (b) a breach of any of Exactus BioSolutions’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence or willful misconduct of Exactus BioSolutions or its Affiliates, or the officers, directors, employees, or agents of Exactus BioSolutions or its Affiliates.  The foregoing indemnity obligation shall not apply if the Digital Diagnostics indemnitees materially fail to comply with the indemnification procedures set forth in Section 15.3, or to the extent that any Digital Diagnostics Claim is subject to indemnity pursuant to Section 15.1 and/or is based on or alleges a breach by Digital Diagnostics or its Affiliates of an obligation under an agreement between Digital Diagnostics or its Affiliates and a Third Party.

15.3 Indemnification Procedures.  The Party claiming indemnity under this Article 15 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case.  If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 15, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (iii) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 15.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 15.

15.4 Limitation of Liability.  EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, (B) A BREACH OF SECTION 11.1, (C) ANY BREACH OF ANY OF SECTIONS 12.1, 15.1 AND 15.2 OF THIS AGREEMENT BY A PARTY OR ITS AFFILIATES AND/OR (D) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 14) - IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

15.5 Insurance.  Exactus BioSolutions shall maintain a program of self-insurance sufficient to fulfill its obligations under this Agreement and Digital Diagnostics shall procure and maintain insurance, including product liability insurance, with respect to its Development Program activities and which are consistent with normal business practices of prudent companies similarly situated to such Party at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15.  Digital Diagnostics shall provide Exactus BioSolutions with written evidence of such insurance upon request.  Digital Diagnostics shall provide Exactus BioSolutions with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

16.           DISPUTE RESOLUTION

16.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights and/or obligations hereunder.  It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 16 if and when a dispute arises under this Agreement, subject to Section 16.5.

Accordingly, any disputes, controversies or differences, other than a matter within the final decision-making authority of Exactus BioSolutions, which may arise between the Parties out of or in relation to or in connection with this Agreement shall be promptly presented to the Alliance Managers for resolution.  If the Alliance Managers are unable to resolve such dispute within twenty (20) Business Days after a matter has been presented to them, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party within twenty (20) Business Days after receipt by the other Party of such written notice.  If the matter is not resolved within twenty (20) Business Days following presentation to the Executive Officers, then:

(a) if such dispute, controversy or difference involves an Arbitrable Matter, either Party may invoke the provisions of Section 16.2; or

(b) if such dispute, controversy or difference involves a Litigable Matter, either Party may pursue such remedies as it may deem necessary or appropriate.

16.2 Arbitration.  Any Arbitrable Matter that is not resolved pursuant to Section 16.1, shall be settled by binding arbitration to be conducted as set forth below in this Section 16.2.

(a) Either Party, following the end of the twenty (20) Business Day period referenced in Section 16.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party.  In any proceeding under this Section 16.2, there shall be three (3) arbitrators.  Within fourteen (14) days after delivery of such notice, each Party will nominate one arbitrator in accordance with the then current rules of the American Arbitration Association (the “AAA”).  The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within twenty (20) days after the selection of the second arbitrator.  The arbitrators shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the diagnostic and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.  In the case of any dispute involving an alleged failure to use Diligent Efforts, the arbitrators shall in addition be an individual with experience and expertise in the worldwide development and commercialization of diagnostics and the business, legal and scientific considerations related thereto.  In the case of a dispute involving a scientific or accounting matter or determination, an Expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such Expert if the Parties cannot agree on such Expert within twenty (20) days following the selection of the arbitrators).  The governing law in Section 17.9 shall govern such proceedings.  No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 16.2.  The place of arbitration will be New York, New York, the venue being Manhattan and the arbitration shall be conducted in English.

(b) The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three arbitrators.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 16.2(a), including the right of each Party to undertake document requests and up to five (5) depositions.

(c) The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 16.2(b).  The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon the Parties, absent manifest error.  All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.  Nothing contained herein shall be construed to permit the arbitrators to award punitive, exemplary or any similar damages.  The arbitrators shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law.  Any arbitration award may be entered in and enforced by a court in accordance with Section 16.3 and Section 16.8.

16.3 Award.  Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 16.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.  With respect to money damages, nothing contained herein shall be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.  The only damages recoverable under this Agreement are compensatory damages.

16.4 Costs.  Each Party shall bear its own legal fees in connection with any arbitration procedure.  The arbitrators may in their discretion assess the arbitrators’ cost, fees and expenses (and those any Expert hired by the arbitrators) against the Party losing the arbitration.

16.5 Injunctive Relief.  Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  For the avoidance of doubt, nothing in this Section 16.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3 or Section 13.4.

16.6 Confidentiality.  The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and any award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

16.7 Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

16.8 Patent and Trademark Disputes.  Notwithstanding Section 16.2, any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patents or Marks Covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

17.	MISCELLANEOUS

17.1 Entire Agreement; Amendments.  This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior CDA.  In the event of any inconsistency between any plan hereunder (including any Development Plan or Commercialization plan) and this Agreement, the terms of this Agreement shall prevail.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

17.2 Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Digital Diagnostics or Exactus BioSolutions from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

17.3 Rights in Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby.  During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property.  Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above.  All rights of the Parties under this Section 17.3 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.  The non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b) The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c) Any intellectual property provided pursuant to the provisions of this Section 17.3 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

(d) In the event that after the Effective Date Digital Diagnostics enters into a license agreement with a Third Party with respect to intellectual property that will be sublicensed to Exactus BioSolutions hereunder, Digital Diagnostics will use commercially reasonable efforts to enable Exactus BioSolutions to receive a direct license from any such Third Party in the event that such license agreement between Digital Diagnostics and such Third Party is terminated during the Term solely on account of Digital Diagnostics becoming a Bankrupt Party.

(e) Notwithstanding anything to the contrary in Article 9, in the event that Digital Diagnostics is the Bankrupt Party, Exactus BioSolutions may take appropriate actions in connection with the filing, prosecution, maintenance and enforcement of any Digital Diagnostics Patent rights licensed or assigned to Exactus BioSolutions under this Agreement without being required to consult with Digital Diagnostics before taking any such actions, provided that such actions are consistent with this Agreement.

17.4 Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues.  The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure.   For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

17.5 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.5, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Digital Diagnostics: Krassen Dimitrov With a copy to: Scott Amos For Exactus BioSolutions: Philip J Young With a copy to: *

Furthermore, a copy of any notices required or given under Section 9.6(a) of this Agreement shall also be addressed to the Vice President and Chief Intellectual Property Counsel of Exactus BioSolutions at the address set forth in Section 9.6(a).

17.6 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

17.7 Maintenance of Records.  Each Party shall maintain complete and accurate records of all work conducted under this Agreement and all results, data and developments made pursuant to its efforts under this Agreement.  Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of this Agreement in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall maintain such records for a period of four (4) years after such records are created; provided that records may be maintained for an appropriate longer period in accordance with each Party’s internal policies on record retention in order to ensure the preservation, prosecution, maintenance or enforcement of intellectual property rights. Each Party shall keep and maintain all records required by Applicable Law with respect to Products.

17.8 Assignment.  Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, provided that such transfer shall not adversely affect the other Party’s rights and obligations under this Agreement and that such assigning/transferring Party remains jointly and severally liable with such Affiliate for the performance of this Agreement and/or the assigned obligations, or (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates (with such business and assets, in the case of [Digital Diagnostics], to include the Digital Diagnostics Technology and personnel with requisite expertise necessary to conduct any Development Program, including the generation of Devices that are backups or alternatives to Product, and the conduct of any Production Strain Work), whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction; provided, however, that in each case (i) and (ii) that the assigning Party provides written notice to the other Party of such assignment and the assignee shall have agreed in writing to be bound (or is otherwise required by operation of Applicable Law to be bound) in the same manner as such assigning Party hereunder.  In addition, either Party may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds under this Agreement to one or more Third Parties providing financing to such Party pursuant to the terms of a security or other agreement related to such financing (i.e., for purposes of a royalty financing arrangement).  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 17.8 shall be null, void and of no legal effect.  For clarity, the provisions of this Section 17.8 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

17.9 Governing Law.  This Agreement shall be governed by and construed and enforced under the substantive laws of the State of Virginia USA, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction.  For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

17.10 Performance by Affiliates.  Subject to the terms and conditions of this Agreement, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

17.11 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.12 Compliance with Applicable Law.  Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.  Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term.  Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

17.13 Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

17.14 No Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

17.15 Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits of this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include”, “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation”; (b) the word “day” or “quarter” shall mean a calendar day or quarter, unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) provisions that require that a Party, the Parties or the JDC hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

17.16 Counterparts.  This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

EXACTUS BIOSOLUTIONS INC.	DIGITAL DIAGNOSTICS

By: /s/Philip J. Young Name: Philip J. Young Title: Chairman and CEO	By: /s/Krassen Dimitrov Name: Krassen Dimitrov Title: President

EXHIBITS

Exhibit A – Existing License Agreements

Exhibit B – Core Patents as of the Effective Date

Exhibit C – [UNIVERSITY OF QUEENSLAND Third Party] Patents as of the Effective Date

Exhibit D – Product Specific Patents as of the Effective Date

Dated

Novation Deed

Parties

Digital Diagnostics Pty Ltd
ACN 140 795 213

UATC Pty Limited
ACN 125 152 570

UniQuest Pty Limited
ACN 010 529 898

For

Licence Agreement between Digital Diagnostics Pty Ltd and UATC Pty Limited (AG-010130)

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Deed dated

Parties The party whose name and address is listed at Item 1 of Schedule 1 (**Continuing Party**)

UATC Pty Limited ACN 125 152 570, of Level 7, General Purpose South Building, Staff House Road, The University of Queensland, Brisbane, QLD 4072, Australia, (in its capacity as trustee of the UniQuest Asset Trust established by a deed made on 12 December 2006) (**Retiring Party**)

UniQuest Pty Limited ACN 010 529 898 of Level 7, General Purpose South Building, Staff House Road, The University of Queensland, Brisbane, QLD 4072, Australia (**Incoming Party**)

Introduction

A The Retiring Party and Continuing Party entered into the Agreement.

B The Retiring Party is the trustee of the UniQuest Asset Trust established by a deed dated 12 December 2006, with the beneficiary of the UniQuest Asset Trust being the University of Queensland.

C The University of Queensland wishes to vest the UniQuest Asset Trust and transfer the obligations from the UniQuest Asset Trust to the Incoming Party.

D Prior to vesting the UniQuest Asset Trust, the Retiring Party seeks to novate the Agreement to the Incoming Party.

E The Continuing Party consents to that novation.

F The Parties agree to novate the Agreement on the terms of this Deed.

It is agreed

1 Definitions and interpretation

1.1 Definitions

In this Deed:

(a) **Agreement** means the agreement between the Retiring Party and the Continuing Party details of which are set out at Item 2 of Schedule 1 and a copy of which is set out in Schedule 2;

(b) **Business Day** means a day that it is not a Saturday, Sunday or public holiday in Queensland;

(c) **Continuing Party** means the party whose details are set out at Item 1 of Schedule 1;

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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(d) **Claim** includes a claim, damage, Loss, cost, expense or liability incurred by or to or made or recovered by or against any person, however arising, whether present, unascertained, immediate, future or contingent, and whether made by a party to the Agreement or a third person;

(e) **Deed** means this document, including any schedule or annexure to it;

(f) **Novation Date** means the date of this Deed;

(g) **Loss** includes any damage, loss, cost, liability (including a present, prospective or contingent liability or expense); and

Unless the context otherwise requires, any term used in this Deed which is a defined term in the Agreement has the same meaning in this Deed as in the Agreement.

1.2 **Interpretation**

(a) Reference to:

(i) one gender includes the others;

(ii) the singular includes the plural and the plural includes the singular;

(iii) a person includes a body corporate;

(iv) a Party includes the Party's executors, administrators, successors and permitted assigns;

(v) a thing includes the whole and each part of it separately

(vi) a statute, regulation, code of other law or a provision of any of them includes:

(A) any amendment or replacement of it; and

(B) another regulation or other statutory instrument made under it, or made under it as amended or replaced;

(vii) dollars means Australian dollars unless otherwise stated.

(b) "Including" and similar expressions are not words of limitation.

(c) Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d) Headings and any table of contents or index are for convenience only and do not form part of this Deed or affect its interpretation.

(e) A provision of this Deed must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Deed or for proposing that provision.

(f) If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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1.3 **Parties**

(a) If a Party consists of more than one person, this Deed binds each of them separately and any two or more of them jointly.

(b) An obligation, representation or warranty in favour of more than one Party is for the benefit of them separately and jointly.

(c) A Party that is a trustee is bound both personally and in its capacity as a trustee.

2 Novation of the Agreement

2.1 On and from the Novation Date a reference in the Agreement to the Retiring Party must be read as a reference to the Incoming Party in respect of rights and obligations under the Agreement.

2.2 The Continuing Party consents to the novation in clause 2.1.

3 Assumption of rights and liabilities by Incoming Party

3.1 On and from the Novation Date, the Incoming Party:

(a) enjoys all the Retiring Party's rights and benefits under the Agreement;

(b) assumes all the Retiring Party's obligations under the Agreement; and

(c) assumes all the Retiring Party's liability for Claims under the Agreement.

4 Release of the Retiring Party from obligations

4.1 On and from the Novation Date:

(a) the Continuing Party accepts the Incoming Party's assumption of the Retiring Party's obligations in accordance with clause 3.1(b) and liability for Claims in accordance with clause 3.1(c);

(b) each of the Continuing Party and the Retiring Party releases the other from any obligations under the Agreement; and

(c) each of the Continuing Party and the Retiring Party releases the other from any other Claims in connection with the Agreement.

5 Representations and warranties

5.1 Each Party represents and warrants to each other Party that:

(a) it has full power and authority to enter into and perform its obligations under this Deed, whether express or implied;

(b) it has taken all necessary action to authorise the execution, delivery and performance of this Deed in accordance with its terms; and

(c) this Deed constitutes its legal, valid and binding obligations and is enforceable in accordance with its terms subject to any necessary stamping and registration and to equitable principles and laws generally affecting creditors' rights.

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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5.2 The Retiring Party warrants to the Continuing Party and Incoming Party that it has carried out its obligations, whether express or implied, under the Agreement up to the Novation Date.

5.3 The Retiring Party warrants to the Continuing Party and to the Incoming Party that it has not assigned or charged its rights under the Agreement and that it is entitled to deal with its rights in accordance with the terms of this Deed.

6 GST

6.1 In this clause 6:

(a) **GST** means GST as defined in *A New Tax System (Goods and Services Tax) Act 1999* as amended (**GST Act**) or any replacement or other relevant legislation and regulations; and

(b) words or expressions used in this clause which have a particular meaning in the **GST law** (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires.

6.2 Unless GST is expressly included, the consideration to be paid or provided under any other clause of this Deed for any supply made under or in connection with this Deed does not include GST.

6.3 To the extent that any supply made under or in connection with this Deed is a taxable supply, the GST exclusive consideration otherwise to be paid or provided for that taxable supply is increased by the amount of any GST payable in respect of that taxable supply and that amount must be paid at the same time and in the same manner as the GST exclusive consideration is otherwise to be paid or provided. A party's right to payment under this clause is subject to a valid tax invoice being delivered to the recipient of the taxable supply.

6.4 To the extent that one party is required to reimburse or indemnify another party for a loss, cost or expense incurred by that other party, that loss, cost or expense does not include any amount in respect of GST for which that other party is entitled to claim an input tax credit.

7 General

7.1 Entire understanding

This Deed:

(a) is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Deed; and

(b) supersedes any prior agreement or understanding on anything connected with that subject matter.

7.2 Variation

An amendment or variation to this Deed is not effective unless it is in writing and signed by the Parties.

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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7.3 **Severability**

A term or part of a term of this Deed that is illegal or unenforceable may be severed from this Deed and the remaining terms of parts of the term of this Deed continue in force.

7.4 **Waiver**

(a) A Party's failure or delay to exercise a power or right does not operate as a waiver of that power or right.

(b) The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

(c) A waiver is not effective unless it is in writing.

(d) Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

7.5 **Further assurance**

Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Deed.

7.6 **Counterparts**

This Deed may be executed in any number of counterparts.

7.7 **Governing law and jurisdiction**

(a) The law of Queensland governs this Deed.

(b) The Parties submit to the non-exclusive jurisdiction of the courts of Queensland.

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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Schedule 1 – Particulars

Item 1 **Continuing Party** [clause 1.1(c)]

Digital Diagnostics Pty Ltd (ACN 140 795 213) of Level 1, 606 Sherwood Road, Sherwood, in the State of Queensland.

Item 2 **Agreement** [clause 1.1(a)]

Licence Agreement dated 2 October 2012, including all amendments or supplements to, or replacements, assignments or novations of it and including any ancillary documents made pursuant to it.

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

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SCHEDULE 2 – LICENCE AGREEMENT

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

ENTERED
2 5 OCT 2012
AG - 010130

LICENSE AGREEMENT

UATC PTY LIMITED

and

DIGITAL DIAGNOSTICS PTY LTD

INNOVATION LAW

GPO Box 755
Brisbane Qld 4001
Australia

Philip Mendes
Principal
philip@innovationlaw.com.au
+61 414 615 345

Sarah Basford
Special Counsel
sarah@innovationlaw.com.au
+61 408 715 003

001-2605A

Innovation - ***Success***

INNOVATION LAW

TABLE OF CONTENTS

1. DEFINITIONS AND INTERPRETATION 1
1.1 DEFINITIONS 1
1.2 INTERPRETATION 4
1.3 CURRENCY 4
2. TERM 4
2.1 INITIAL TERM 4
2.2 EXTENDED TERM 4
3. GRANT OF LICENSE & OPTION 5
3.1 GRANT OF LICENSE TO DD 5
3.2 NOT USED 5
3.3 GRANT OF SUB-LICENSES 5
3.4 OPERATION OF SECTION 145 OF PATENTS ACT 5
3.5 RECORDING OF LICENSE 5
3.6 RESERVATION OF RIGHT TO RESEARCH 5
3.7 TERMS OF SUB-LICENCES 5
3.8 PROVISION OF A COPY OF A SUB-LICENSE AGREEMENT 5
4. LICENSE FEE 6
5. GENERAL OBLIGATIONS OF LICENSEE 6
5.1 USE REASONABLE EFFORTS TO COMMERCIALISE 6
5.2 REGULATORY APPROVALS 6
5.3 USE OF PATENT NUMBERS 6
5.4 COMPLIANCE WITH LAWS 7
5.5 NO MISLEADING OR DECEPTIVE CONDUCT 7
5.6 REPORTING BY DD 7
5A. COMMERCIALISATION MILESTONES 7
5A.1 BEST EFFORTS TO ACHIEVE COMMERCIALISATION MILESTONES 7
5A.2 COMMERCIALISATION MILESTONES MAY BE ACHIEVED BY DD OR A SUB-LICENSEE 7
5A.3 NO WARRANTY BY DD THAT COMMERCIALISATION MILESTONES WILL BE ACHIEVED 8
5A.4 NO LIABILITY IF COMMERCIALISATION MILESTONES ARE NOT ACHIEVED 8
5A.5 EXTENSION OF DATES FOR ACHIEVEMENT OF COMMERCIALISATION MILESTONES 8
5A.6 FAILURE TO ACHIEVE COMMERCIALISATION MILESTONES AND DD DOES NOT REQUEST EXTENSION 8
5A.7 FAILURE TO ACHIEVE COMMERCIALISATION MILESTONES AND <10> DOES REQUEST EXTENSION 8
6. PATENTS 8
6.1 WHAT WILL BE PATENTED 8
6.2 PATENT OWNERSHIP 9
6.3 PATENT APPLICATIONS 9
6.4 PATENT TO BE MAINTAINED 9
6.5 PATENT EXPENSES 9
7. INTELLECTUAL PROPERTY 9
7.1 OWNERSHIP 9
7.2 INFRINGEMENT 9
7.3 PARTIES TO CONSIDER ACTING JOINTLY IN RELATION TO INFRINGEMENTS 10
7.4 PARTIES DECIDE TO ACT JOINTLY 10
7.5 DD ELECTS TO PROCEED SOLELY 10

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INNOVATION LAW

8. CONFIDENTIAL INFORMATION 11

8.1 Ownership of Confidential Information 11
8.2 Use of Confidential Information 11
8.3 Non Disclosure of Confidential Information 11
8.4 Relief to Recipient 11
8.5 Damages inadequate 11
8.6 Disclosure to directors and employees 11
8.7 Disclosure for Commercialisation 12
8.8 Infringement of confidentiality 12
8.9 Public Statements 12
8.10 Survival of obligations 12

9. PUBLICATIONS 12

9.1 Publications to be provided to DD 12
9.2 DD may object to publication 12
9.3 When UATC may authorise publication 12
9.4 Patent Applications 13
9.5 Student Thesis 13
9.6 Examination of Student Thesis 13
9.7 Proposed Publications and DD's Confidential Information 13

10. INSURANCE 13

10.1 DD to take out insurance 13
10.2 DD to maintain insurance 14
10.3 DD to provide a copy of insurance 14
10.4 UATC may insure if DD fails to insure 14

11. WARRANTIES 14

11.1 Commercialisation is uncertain 14
11.2 Acknowledgments 14
11.3 No other warranties 14

12. RELEASE AND INDEMNITY 15

12.1 Release 15
12.2 Release and confidentiality 15
12.3 Indemnity by DD 15
12.4 Indemnity by UATC 15

13. DISPUTE RESOLUTION 15

13.1 When this clause applies 15
13.2 Notice of dispute 16
13.3 Appointment of representative 16
13.4 Mechanism for resolution of dispute 16
13.5 Commencement of legal proceedings 16

14. TERMINATION 17

14.1 Termination for default 17
14.2 Termination for Insolvency Event 17
14.3 Termination if Research Agreement is terminated ..... Error! Bookmark not defined.
14.4 Termination does not affect prior rights or obligations or accrued rights 17

15. TERMINATION AND CONFIDENTIAL INFORMATION 17

15.1 Return of confidential information 17
15.2 Destruction of confidential Information 17

16. GOODS AND SERVICES TAX 18

16.1 GST recovery 18
16.2 Reimbursable amount 18
16.3 Legislative changes 18

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INNOVATION LAW

16.4 Tax invoice 18
16.5 Definitions 18

17. SERVICE OF NOTICES 18

17.1 Manner of Service of Notices 18
17.2 When service by post is effective 19
17.3 When service by facsimile transmission is effective 19
17.4 When personal service is effected 19

18. GENERAL 19

18.1 No Assignment or sub-contracting 19
18.2 Relationship between the parties 19
18.3 Further Assurance 19
18.4 Counterparts 19
18.5 Legal Costs 19
18.6 Warranty of Authority 20
18.7 Whole Agreement 20
18.8 Variations 20
18.9 Waiver 20
18.10 Applicable Law 20
18.11 Severance 20

License Agreement: UATC Pty Limited & Digital Diagnostics Pty Ltd

INNOVATION LAW 1

LICENSE AGREEMENT

THIS AGREEMENT is made on the 2nd day of October two thousand and twelve

BETWEEN	**UATC PTY LIMITED** ACN 125 152 570 of Level 7, GP South Building, Staff House Road, The University of Queensland, Brisbane, in the State of Queensland, 4072 (in its capacity as trustee of the UniQuest Asset Trust established by a deed made on 12 December 2006) (in this Agreement called "UATC")
AND	**DIGITAL DIAGNOSTICS PTY LTD** ACN 140 795 213 of Level 1, 606 Sherwood Road, Sherwood, in the State of Queensland, 4075 (in this Agreement called "DD")

BACKGROUND

A. The University owns the Intellectual Property.

B. UATC is a technology transfer and commercialisation company of the University.

C. The University has granted to UATC an exclusive worldwide license to Commercialise the Intellectual Property.

D. UATC has agreed to grant a license to DD to Commercialise the Intellectual Property.

THIS AGREEMENT PROVIDES

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

Business Day means a day (other than a Saturday or Sunday) upon which banks are ordinarily open for business in Brisbane

Commercialise means:

(a) in relation to a product, to use, make, manufacture, have made or manufactured, sell, advertise, promote, distribute, hire, or otherwise dispose of the product, or to keep it for the purpose of doing any of those things

(b) in relation to a method or process, to use the method or process or do any act referred to above in respect of a product resulting from such use

Confidential Information:

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INNOVATION LAW 2

(a) means a fact, data, an opinion, a secret, an idea, a process, a methodology, know how, a model, a formulation communicated by one party to another and at the time of communication identified as Confidential Information by the Discloser; and

(b) includes copies of the Confidential Information, whether such copies are tangible copies, or stored by any electronic or computer assisted medium, including disk, diskette, or tape or stored in any other manner whatsoever;

Discloser means a party to this Agreement which discloses Confidential Information

Field means medical diagnostics, devices and therapeutics

Gates Project means the University's project funded by the Bill and Melinda Gates Foundation titled "Low Cost Diagnostics Of Malaria From Saliva"

Global Access Objectives means the Global Access Objectives set out in the agreement between the University and the Bill & Melinda Gates Foundation dated 31 March 2010, a copy of which DD acknowledges having received

KD means Mr Krassen Dimitrov of

Insolvency Event means

(a) a winding up order is made;

(b) a resolution is made for winding up (other than for the purpose of reconstruction);

(c) a provisional liquidator or administrator is appointed;

(d) an official manager, a receiver, a receiver and manager or similar officer is appointed and that appointment is not stayed or revoked within 14 days;

(e) ceasing to carry on business;

(f) any proposal to enter into a scheme of arrangement or composition for the benefit of creditors (except for the purpose of reconstruction);

(g) execution is levied on a judgment that is not the subject of a dispute, for an amount exceeding $50,000.00, in favour of a creditor, and is not satisfied within the required time;

Intellectual Property means

(a) Australian provisional patent application 2010905482 filed on 14 December 2010 and entitled Analyte Transport and Australian provisional patent application 2100900035 filed on 7 January 2011 and entitled Proteolysis Detection;

(b) all patent applications (including foreign applications) that are filed or may later be filed based on or corresponding to the application in (a);

(c) all divisional and continuation, in whole or in part, applications and reissue applications based on any of the foregoing patent applications;

(d) all issued and unexpired patents resulting from any application in (a), (b), or (c) above;

(e) all issued and unexpired reissue, re-examination, renewal, or extension patents that may be based on any such patents; and

(f) the IP encompassed in the foregoing,

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but excludes the copyright subsisting in any Student Thesis

IP means:

(a) an invention or discovery; manner, method or process of manufacture; method or principle of construction; chemical composition or formulation; biological material; computer program; integrated circuit, circuit layout or semiconductor chip layout or design; plan, drawing or design; or scientific, technical or engineering information or document;

(b) improvement, modification or development of any of the foregoing;

(c) patent, application for a patent, right to apply for a patent or similar rights for or in respect of any Intellectual Property referred to in sub-paragraphs (a) or (b);

(d) trade secret, know-how, or right of secrecy or confidentiality in respect of any information or document or other Intellectual Property referred to in sub-paragraphs (a) or (b);

(e) copyright or other rights in the nature of copyright subsisting in any works or other subject matter referred to in sub-paragraphs (a) or (b);

(f) circuit layout rights;

(g) plant breeder's rights

Patent means a patent application or patent granted that encompasses any part of the Intellectual Property

Product means each product

(a) the manufacture, use, or sale of which infringes, uses, or employs any part of the Intellectual Property or

(b) that is derived from the Intellectual Property

Proposed Publication means:

(a) a manuscript or abstract intended for publication; or

(b) a paper or abstract intended to be orally presented; or

(c) any poster presentation,

that relates to any matter concerning the Intellectual Property, or the Confidential Information;

Public Domain means the general store of knowledge that is known or generally available and ascertainable by members of the community;

Recipient means a party to this agreement to whom Confidential Information is disclosed;

Shareholders Agreement means an agreement between the shareholders of Digital Diagnostics Pty Ltd and Digital Diagnostics Pty Ltd

Student Thesis means a thesis by a student that is required to be examined to complete academic requirements for the making of an academic award, that refers to or contains any part of the Intellectual Property or Confidential Information

Territory means the whole world;

University means the University of Queensland.

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INNOVATION LAW 4

1.2 Interpretation

(a) A reference to a party to this Agreement includes a reference to that party's executor, administrator, heirs, successors, permitted assigns, guardian, and trustee in bankruptcy, all of whom, respectively, are bound by the provisions of this Agreement.

(b) Headings in this Agreement are inserted for guidance only, and shall not affect the meaning and interpretation of the remaining provisions of this Agreement.

(c) Words in this Agreement importing the singular number or plural number shall include the plural number and singular number respectively.

(d) Words in this Agreement importing persons include all persons, entities and associations, including companies, trusts, bodies corporate, statutory bodies, partnerships, and joint venturers.

(e) Where a word or phrase is given a particular meaning in this Agreement, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(f) Where a party to this Agreement is more than one person the covenants and obligations on their part contained in this Agreement are binding upon each of them jointly and severally.

(g) The word "including" is not a word of limitation.

(h) If something must be done on a day that is not a Business Day, it may be done on the next day that is a Business Day.

(i) A reference to any statute is a reference to that statute, as amended and in force from time to time.

1.3 Currency

(a) A reference to an amount of money is a reference to that amount in Australian dollars.

(b) All amounts payable pursuant to this Agreement shall be paid in Australian dollars.

2. TERM

2.1 Initial term

(a) The initial term of this Agreement is the period from the date of this Agreement until the date 21 days following the date of this Agreement, or such later date as the parties shall agree upon in writing.

(b) Subject to clause 2.2, this Agreement automatically terminates on the date 21 days following the date of this Agreement, or such later date as the parties shall agree upon in writing.

2.2 Extended term

If by the date 21 days following the date of this Agreement, or such later date as the parties shall agree upon in writing DD, UATC and KD have entered into a Shareholders' Agreement, the term of this Agreement in each country, shall be the period commencing upon the date of this Agreement, and ending:

(a) where a Patent encompassing any of the Intellectual Property has been granted in that country – upon the day before the date of expiration of the last to expire Patent granted in that country; or

(b) where a Patent encompassing any of the Intellectual Property has not been granted in that country – upon the day before the date of expiration of the last to expire Patent granted in any country; or

(c) where no Patent encompassing any of the Intellectual Property has been granted in any country - upon the expiration of the period of 20 years from the date of this Agreement.

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3. GRANT OF LICENSE & OPTION

3.1 Grant of license to DD

(a) UATC grants to DD an exclusive license in the Territory to Commercialise the Intellectual Property in the Field.

(b) UATC retains all rights to the Intellectual Property outside the Field.

3.2 not used

3.3 Grant of sub-licenses

DD may grant a sub-license to any person to Commercialise the Intellectual Property without the prior written consent of UATC.

3.4 Operation of section 145 of Patents Act

This Agreement operates as a separate agreement in relation to:

(a) each Patent in each country; and

(b) such of the Intellectual Property that never becomes the subject of a patent,

to the intent and purpose that if a party terminates this Agreement pursuant to section 145 of the Patents Act (or any similar or corresponding provision of the law of any country), that termination shall operate with respect to the Patent that ceased to be in force, without affecting the continued operation of this Agreement in relation to:

(c) all remaining Patents, and

(d) such of the Intellectual Property that never becomes the subject of a patent.

3.5 Recording of License

(a) DD may apply to the Commissioner of Patents in Australia (and any other similar official or functionary in the Territory) to note on the Register of Patents (or any similar register in any other country) particulars of DD's entitlement as licensee to an interest in the Patents, pursuant to this Agreement.

(b) UATC must assist, at DD's expense, and consent to the application referred to in paragraph (a), and must procure the consent and assistance of the University to that application.

3.6 Reservation of right to research

Notwithstanding any other provision in this Agreement, UATC reserves the right to undertake further research in relation to the Intellectual Property, and to authorise the University and its research collaborators to do so.

3.7 Terms of Sub-Licences

(a) Subject to paragraph (b), UATC acknowledges that the terms of a sub-license agreement are a matter for DD to determine.

(b) DD acknowledges and agrees that it must comply with the Global Access Objectives for the Intellectual Property related to the Gates Project.

3.8 Provision of a copy of a Sub-License Agreement

DD must:

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INNOVATION LAW 6

(a) upon execution of a sub-license agreement;

(b) upon execution of an agreement varying a sub-license agreement, or effecting a variation of a sub-license agreement in any other way; and

(c) upon receipt of a written request by UATC,

provide to UATC:

(d) an executed copy of a sub-license agreement;

(e) an executed copy of an agreement varying a sub-license agreement,

(f) particulars of a variation of a sub-license agreement effected in any other way.

4. LICENSE FEE

(a) DD must pay to UATC a lump sum license fee of $38,000.

(b) The amount in paragraph (a) is not the consideration for a periodical supplies, but the consideration for the entering into of this Agreement, and accordingly, no part of the amount referred to in paragraph (a) is repayable by UATC to DD in the event that this Agreement is terminated earlier than its anticipated duration, or otherwise.

(c) The license granted by this Agreement being worldwide, and Australia representing 2% of the worldwide market for diagnostic devices and therapeutics, with which the Intellectual Property is concerned, the parties agree that the license fee referred to in paragraph (a) is apportioned as follows:

(i) $760 in respect to Australia

(ii) $37,240 in respect to the remainder of the world.

(d) The amount referred to in paragraph (c)(i) is exclusive of goods and services tax.

(e) Upon the date of this Agreement, UATC shall provide to DD an invoice for the amount referred to in paragraph (a); and for the goods and services tax applicable to the amount referred to in paragraph (c)(i), that complies with the requirements of the A New Tax System (Goods and Services Tax) Act 1999.

(f) DD must pay the invoice referred to in paragraph (e) upon the making of this Agreement.

5. GENERAL OBLIGATIONS OF LICENSEE

5.1 Use reasonable efforts to commercialise

DD, either on its own or through a sub-licensee or an affiliate, must use its reasonable efforts consistent with customary business practices, to develop and Commercialise the Intellectual Property in a diligent manner.

5.2 Regulatory Approvals

DD must at its expense apply for and obtain all regulatory approvals, licences, permits and approvals from any government, government agency, or regulatory agency that may be required to Commercialise the Intellectual Property.

5.3 Use of Patent Numbers

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DD must ensure that the Products and the packaging of the Products includes a reference to the patent numbers that relate to that Product, where the absence of that reference in any manner detrimentally affects the rights conferred by the Patent.

5.4 Compliance with laws

DD must comply with all laws in relation to the Commercialisation of the Intellectual Property.

5.5 No misleading or deceptive conduct

DD must not engage in any misleading or deceptive conduct or conduct likely to be misleading or deceptive in Commercialising the Intellectual Property

5.6 Reporting by DD

DD must provide to UATC a written report, no more frequently than once each calendar year, within two months of UATC requesting the report, and must set out in the report:

(a) the progress of research and development in relation to the Intellectual Property

(b) the progress in Commercialising the Intellectual Property;

(c) prospective grants of sub-licenses;

(d) forecasts of sales of Products;

(e) marketing steps and strategies by DD and its Sub-Licensees;

(f) the development or making of improvements to the Intellectual Property; and

(g) any other matter reasonably requested by UATC.

5A. COMMERCIALISATION MILESTONES

5A.1 Best Efforts to achieve Commercialisation Milestones

DD must use its best efforts to achieve the Commercialisation Milestones on or before their respective due dates for achievement as set out in the following table.

No	Milestone(s)	Milestone Date
1.	Raise capital funding of at least $1,000,000 or enter into sub license agreements which have generated at least $1,000,000 in the aggregate by way of license fees	Second anniversary of the date of this Agreement
2.	Release a Product on the market	Fifth anniversary of the date of this Agreement

5A.2 Commercialisation Milestones may be achieved by DD or a Sub-Licensee

A Commercialisation Milestone achieved by a Sub-Licensee shall be deemed to have been achieved by DD.

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5A.3 No warranty by DD that Commercialisation Milestones will be achieved

DD makes no warranty to UniQuest that the Commercialisation Milestones are capable of achievement, or will be achieved.

5A.4 No liability if Commercialisation Milestones are not achieved

DD will not be liable to UniQuest if Commercialisation Milestones are not achieved.

5A.5 Extension of dates for achievement of Commercialisation Milestones

(a) DD may request UniQuest to extend the date for the achievement of a Commercialisation Milestone.

(b) If DD makes a request pursuant to paragraph (a), UniQuest must extend the date for the achievement of the Commercialisation Milestone by three months or any greater period it decides.

(c) UniQuest may, but is not obliged to extend the date for the achievement of a Commercialisation Milestone on more than two occasions.

5A.6 Failure to achieve Commercialisation Milestones and DD does not request extension

If:

(a) a Commercialisation Milestone is not achieved on or before the due date for its achievement; and

(b) DD does not request an extension of the date for the achievement of that Commercialisation Milestone

UniQuest may by written notice terminate this Agreement.

5A.7 Failure to achieve Commercialisation Milestones and DD does request extension

If:

(a) a Commercialisation Milestone is not achieved on or before the due date for its achievement;

(b) DD requests an extension of the date for the achievement of that Commercialisation Milestone;

(c) UniQuest is not obliged by clause 5A.5 to extend the date for the achievement of that Commercialisation Milestone, and declines to do so,

UniQuest may by written notice terminate this Agreement.

6. PATENTS

6.1 What will be patented

(a) DD shall make all decisions with respect to the patenting of the Intellectual Property, having regard to the views of UATC, and any other licensee outside the Field.

(b) DD will inform UATC of its proposed actions in relation to the patenting of the Intellectual Property in such time that UATC will have 14 days to reasonably object to DD's proposed actions.

(c) If DD and UATC cannot reach agreement with respect to the patenting of the Intellectual Property the matter will be referred to dispute resolution in accordance with clause 13. If the parties cannot agree on a form of dispute resolution or if the method chosen to resolve the dispute does not result in a resolution, the matter will be referred to expert determination.

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6.2 Patent Ownership

(a) All applications for provisional patents and patents dealing with the Intellectual Property will be in the name of the University.

(b) All patents dealing with the Intellectual Property will be owned by the University.

6.3 Patent Applications

All applications for provisional patents and patents in relation to the Intellectual Property will be made by DD.

6.4 Patent to be maintained

(a) DD shall decide which patents shall be maintained, and in respect to which what patent maintenance expenses shall be incurred.

(b) DD will inform UATC of its proposed actions in relation to maintaining patents in relation to the Intellectual Property in such time that UATC will have 14 days to reasonably object to DD's proposed actions.

(c) If DD and UATC cannot reach agreement with respect to the maintenance of the patents in relation to the Intellectual Property the matter will be referred to dispute resolution in accordance with clause 13. If the parties cannot agree on a form of dispute resolution or if the method chosen to resolve the dispute does not result in a resolution, the matter will be referred to expert determination.

6.5 Patent Expenses

(a) DD must reimburse to UATC $34,226.00 (being all UATC's costs in relation to patent applications and the maintenance of patents that relate to the Intellectual Property), within 30 days of UATC's invoice seeking reimbursement.

(b) UATC is not entitled to invoice DD pursuant to paragraph (a) until such time as DD has raised capital funding of at least $1,000,000 or entered into sub license agreements which have generated at least $1,000,000 in the aggregate by way of license fees.

7. INTELLECTUAL PROPERTY

7.1 Ownership

(a) The parties acknowledge that:

(i) the Intellectual Property (other than copyright in a student thesis) is the property of the University; and

(ii) the copyright in any Student Thesis is owned by the student who is the author of the Student Thesis.

(b) DD must not:

(i) directly or indirectly contest or impair the University's ownership or UATC's rights in relation to the Intellectual Property; or

(ii) represent that it has any ownership interest in the Intellectual Property.

(c) UATC acknowledges that all new industrial and intellectual property created by DD, shall be owned by DD.

7.2 Infringement

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If either party shall learn or believe that:

(a) any unauthorised person has come into possession of any part of the Intellectual Property;

(b) any person has made any improper or unauthorised use of the Intellectual Property; or

(c) any unauthorised person is doing any thing in contravention of rights that attach to and arise from the Intellectual Property,

that party must immediately report full particulars to the other.

7.3 Parties to consider acting jointly in relation to infringements

As soon as practicable:

(a) after receipt of the information referred to in clause 7.2; or

(b) after any challenge in any manner to the Intellectual Property is made by any person the parties must confer and decide what course should be taken.

7.4 Parties decide to act jointly

If the parties shall agree the parties shall jointly proceed with instituting or defending any proceedings concerning the Intellectual Property, and in that event:

(a) they shall jointly give all necessary instructions to legal representatives;

(b) in the event that the parties shall be unable to agree upon the instructions to give to legal representatives, those instructions shall be given by DD;

(c) DD shall be responsible for all legal fees and disbursements in relation to such proceedings; and

(d) after payment of all legal expenses, DD shall solely retain any damages or other monies that accrue from those proceedings.

7.5 DD elects to proceed solely

If DD wishes to solely institute or defend any proceedings concerning the Intellectual Property, to the extent of DD's rights in this Agreement:

(a) DD must, at UATC's request, and as a precondition to the right to commence or defend any proceedings, indemnify UATC with respect to any obligation or liability whatsoever that UATC might be called upon to discharge, and must sign a Deed of Indemnity in such form as UATC's solicitor shall reasonably require;

(b) UATC must, after the provision of the indemnity referred to in paragraph (a), at the cost and expense of DD, provide to DD all assistance in its power with respect to the proceedings;

(c) UATC must, after the provision of the indemnity referred to in paragraph (a), at the cost and expense of DD, execute a power of attorney or other authority to enable DD to institute or defend any proceedings;

(d) DD may solely give all instructions to legal representatives;

(e) DD shall solely be responsible for all legal fees and disbursements with respect to such proceedings; and

(d) after payment of all legal expenses, DD shall solely retain any damages or other monies that accrue from those proceedings.

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8. CONFIDENTIAL INFORMATION

8.1 Ownership of Confidential Information

The Confidential Information is the property of the Discloser.

8.2 Use of Confidential Information

A Recipient must use the Confidential Information solely for the purpose for which it was disclosed, and for no other purpose whatsoever, without the prior written consent of the Discloser, which the Discloser shall be at liberty to give or to decline to give in its unfettered and uncontrolled discretion.

8.3 Non Disclosure of Confidential Information

A Recipient must keep the Confidential Information secret and confidential, and must not, disclose, communicate, or otherwise make known to any person any part of the Confidential Information without the prior written consent of the Discloser, which the Discloser shall be at liberty to give or to decline to give in its unfettered and uncontrolled discretion.

8.4 Relief to Recipient

The Recipient shall be relieved from the Recipient's obligations contained in clauses 8.2 and 8.3 in respect to any Confidential Information which:

(a) the Recipient can show was in the possession of the Recipient as at the date of the disclosure and that it was not already known subject to an obligation of confidentiality; or

(b) becomes part of the Public Domain otherwise than by a breach of this Agreement; or

(c) the Recipient can show was received in good faith from a person:

(i) who is not a party to this Agreement; and

(ii) who did not receive the Confidential Information from the Discloser or any person in respect to whom the Discloser can trace the provision of the Confidential Information originating with it.

8.5 Damages inadequate

The Recipient acknowledges that:

(a) damages may be an inadequate remedy to the Discloser in the event of any breach of clause 8.2 or 8.3 occurring, and that only injunctive relief or some other equitable remedy might be adequate to properly protect the interests of the Discloser; and

(b) the Discloser would not have entered into this Agreement but for the acknowledgment made by the Recipient in paragraph (a).

8.6 Disclosure to directors and employees

(a) The Recipient may disclose the Confidential Information to such of its directors and employees as is necessary to enable the Recipient to fully take advantage of the Confidential Information for the purposes of this Agreement.

(b) The Recipient warrants that each person to whom the Recipient is permitted to disclose the Confidential Information, before such disclosure is made, is subject to contractual or other duties of confidentiality to the Recipient at least to the extent imposed upon the Recipient pursuant to this Agreement.

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(c) The Discloser may require that no Confidential Information be disclosed to a director or employee of the Recipient unless that person enters into a confidentiality undertaking upon such terms as the solicitor for the Discloser shall reasonably require.

8.7 Disclosure for Commercialisation

(a) DD may, without the prior written consent of UATC, disclose Confidential Information for the purpose of exercising its rights pursuant to this Agreement.

(b) DD must ensure that its disclosure of Confidential Information pursuant to paragraph (a) is upon such terms, or is restricted to such an extent as:

(i) protects the Confidential Information from unauthorised or improper use or disclosure

(ii) does not prejudice any possible future patent application in relation to what is to be disclosed.

8.8 Infringement of confidentiality

If the Recipient shall learn or believe that:

(a) any unauthorised person has come into possession of any part of the Confidential Information;

(b) any person has made any improper or unauthorised use of the Confidential Information; or

(c) any unauthorised person is doing any thing in contravention of rights that attach to and arise from the Confidential Information,

the Recipient must immediately report full particulars to the Discloser, and must provide to the Discloser all assistance and information it may request with respect to that information.

8.9 Public Statements

Neither party may make any public or media statement concerning this Agreement without the consent of the other party.

8.10 Survival of obligations

The termination of this Agreement shall not affect each party's obligations in this Agreement relating to the Confidential Information of the other set out in clauses 8.1 to 8.9.

9. PUBLICATIONS

9.1 Publications to be provided to DD

UATC must serve upon DD a copy of any Proposed Publication.

9.2 DD may object to publication

DD may, within 30 days of a Proposed Publication being served upon it, object to the publication of the Proposed Publication.

9.3 When UATC may authorise publication

UATC may publish or authorise the publication of a Proposed Publication if:

(a) the contents of the Proposed Publication is the subject of a patent that has issued;

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INNOVATION LAW 13

(b) the contents of the Proposed Publication is the subject of an application for a patent or provisional patent that has been lodged;

(c) the Proposed Publication was served upon DD in accordance with clause 9.1, and DD informs UATC that it does not object to its publication;

(d) the Proposed Publication was served upon DD in accordance with clause 9.1, but DD did not object to publication within the time required by clause 9.2; or

(e) the Proposed Publication was served upon DD in accordance with clause 9.1, DD objects to publication within the time required by clause 9.2, and a period of three calendar months elapses from the date of DD's objection.

9.4 Patent Applications

If clause 9.3(e) applies, the parties will use their reasonable efforts to ensure that the contents of a Proposed Publication is protected by the lodging of a provisional patent application within the time mentioned in that clause.

9.5 Student Thesis

A Student Thesis shall be a Proposed Publication, and shall be dealt with in accordance with clauses 9.1 to 9.4.

9.6 Examination of Student Thesis

(a) Within the time mentioned in clause 9.2, DD may notify UATC that it requires any examination of a Student Thesis to be undertaken by examiners bound by obligations of confidentiality.

(b) If DD does not notify UATC that it requires any examination of a Student Thesis to be undertaken by examiners bound by obligations of confidentiality, UATC may permit:

(i) the examination of the Student Thesis; and

(ii) the deposit of the Student Thesis in any library.

(c) If DD notifies UATC that it requires any examination of a Student Thesis to be undertaken by examiners bound by obligations of confidentiality, UATC must ensure that:

(i) the examination of the Student Thesis is undertaken by examiners who are bound by obligations of confidentiality; and

(ii) the deposit of the Student Thesis in any library is deferred until one of the events in clause 9.3 occurs.

9.7 Proposed Publications and DD's Confidential Information

A Proposed Publication and a Student Thesis must not contain any Confidential Information originating with DD.

10. INSURANCE

10.1 DD to take out insurance

Before DD or a Sub-Licensee Commercialises the Intellectual Property or sells any Product, DD, must take out a product liability policy of insurance, and must ensure that its Sub-Licensees take out a product liability policy of insurance, covering:

(a) all usual risks covered by such policies;

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(b) any loss or damage or injury of any kind whatsoever and howsoever caused to any person or property; and

(c) special, direct, indirect or consequential, including consequential financial loss suffered by any person arising out of the Commercialisation of the Intellectual Property, and the use of the Products, for an amount not less than $5,000,000.00 per claim or such other reasonable amount as UATC shall from time to time notify DD.

10.2 DD to maintain insurance

DD must maintain the insurance policy referred to in clause 10.1 until that date which is seven years from the date of the last sale of a Product.

10.3 DD to provide a copy of insurance

DD must upon being required to do so by UATC, produce to UATC for UATC's inspection the insurance policy referred to in clause 10.1, or a certificate of currency issued by the insurer in respect to such insurance.

10.4 UATC may insure if DD fails to insure

If DD fails to keep current the insurance policies required pursuant to clauses 10.1, UATC may effect such insurance, and to recover from DD all UATC's expenses of doing so.

11. WARRANTIES

11.1 Commercialisation is uncertain

DD acknowledges the fundamental uncertainty with respect to the Commercialisation of new technology.

11.2 Acknowledgments

Each party acknowledges that:

(a) except for such warranties on the part of UATC as are expressly set out in this Agreement there are no other terms or warranties binding upon UATC or between UATC and DD;

(b) UATC has not made, nor has any person on behalf of UATC made any term, warranty, undertaking, or understanding whatsoever that is not expressly set out in this Agreement;

(c) to the full extent permitted by law, there are no statutory warranties binding upon UATC; and

(d) no representation or promise of any description, not expressly included in this Agreement, was made before this Agreement was entered into.

11.3 No other warranties

DD acknowledges that UATC has not made and does not make any warranty or representation whatsoever as to:

(a) the safety of the Intellectual Property or of the Products

(b) the Commercialisation of the Intellectual Property or of the Products;

(c) the marketability of the Intellectual Property or of the Products;

(d) the profits or revenues that may result from the Commercialisation of the Intellectual Property or of the Products;

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(e) the Commercialisation prospects or success of any part of the Intellectual Property or of the Products

(f) whether any patent application may be granted, or granted with the claims sought, or any reduced claims

(g) whether any patent granted may be declared invalid or cease to be registered.

12. RELEASE AND INDEMNITY

12.1 Release

(a) DD releases UATC its officers, employees, sub-contractors and agents from and against all actions, claims, proceedings or demands and in respect of any loss, death, injury, illness or damage (whether personal or property, and whether special, direct, indirect or consequential, including consequential financial loss) arising out of the Commercialisation or use of the Intellectual Property, or any products derived from the Intellectual Property.

(b) To the full extent permitted by law, UATC its officers, employees, sub-contractors and agents will not be liable to DD for any special, indirect or consequential damages, including consequential financial loss arising out of the Commercialisation or use of the Intellectual Property, or any products derived from the Intellectual Property.

12.2 Release and confidentiality

Clause 12.1 does not apply in relation to any breach by UATC its officers, employees, sub-contractors or agents of any obligation of confidentiality in this Agreement.

12.3 Indemnity by DD

(a) DD indemnifies and shall continue to indemnify UATC its officers, employees, sub-contractors and agents from and against all actions, claims, proceedings or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly, in respect of any loss, death, injury, illness or damage (whether personal or property, and whether special, direct, indirect or consequential, including consequential financial loss) arising out of the Commercialisation or use of the Intellectual Property, or any products derived from the Intellectual Property.

(b) The obligation to indemnify UATC and its officers, employees, sub-contractors and agents set out in paragraph (a) is a continuing obligation separate and independent of other obligations, and shall survive the expiration or termination of this Agreement.

12.4 Indemnity by UATC

(a) UATC indemnifies and shall continue to indemnify DD its officers, employees, sub-contractors and agents from and against all actions, claims, proceedings or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly, in respect of any loss, death, injury, illness or damage arising out of any breach of a warranty by UATC in this Agreement.

(b) The obligation to indemnify DD and its officers, employees, sub-contractors and agents set out in paragraph (a) is a continuing obligation separate and independent of other obligations, and shall survive the expiration or termination of this Agreement.

13. DISPUTE RESOLUTION

13.1 When this clause applies

(a) A party to this Agreement must not commence legal proceedings against another party to this Agreement, unless that party wishing to commence proceedings has complied with clauses 13.2 to 13.5.

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(b) Clauses 13.2 to 13.5 shall not apply where a party seeks urgent interlocutory or equitable relief from a Court.

13.2 Notice of dispute

When a party claims that a dispute has arisen under this Agreement, that party must serve written notice of that dispute to each other party.

13.3 Appointment of representative

(a) Following the notification of a dispute pursuant to clause 13.2, the parties must each within three days appoint a representative to resolve the dispute.

(b) The representative appointed pursuant to paragraph (a) must have authority to resolve the dispute in all respects, and to bind the party the person represents to any resolution of the dispute.

(c) The representatives appointed pursuant to paragraph (a) must use their best endeavours to resolve the dispute.

13.4 Mechanism for resolution of dispute

(a) If a dispute has not been resolved within 10 days of the first notification of the dispute, or such further period as the parties or the representatives appointed pursuant to clause 13.3 shall allow, those representatives must use their best endeavours to reach agreement upon a mechanism for the resolution of the dispute.

(b) The mechanism for resolution of a dispute for the purposes of paragraph (a) may include, but need not necessarily be: further negotiations, mediation, conciliation, arbitration, litigation, and expert determination.

(c) The agreement upon a mechanism for the resolution of a dispute pursuant to paragraph (a) must include agreement with respect to such of the following as are applicable:

(i) a timetable for the taking of all necessary steps relating to the mechanism;

(ii) a procedure for the selection of any person to be appointed to act as a mediator, conciliator, or arbitrator;

(iii) that person's remuneration; and

(iv) who shall be responsible for the payment of that remuneration.

13.5 Commencement of legal proceedings

If:

(a) the parties have not reached agreement upon a mechanism for the resolution of a dispute within 15 days after the notification of the dispute or any additional period agreed upon pursuant to clause 13.4(a); or

(b) any party (other than the party notifying the dispute) shall fail to observe the timetable referred to in clause 13.4(c), or

(c) the mechanism for the resolution of the dispute does not resolve the dispute,

any party may commence proceedings in any court of competent jurisdiction in relation to that dispute.

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14. TERMINATION

14.1 Termination for default

If:

(a) one party is in default of any obligation contained in this Agreement;

(b) that default has continued for not less than 14 days;

(c) the non defaulting party serves upon the defaulting party notice in writing requiring the default to be remedied within 30 days of the date of such notice, or such greater number of days as the non defaulting party may in its discretion allow; and

(d) the defaulting party shall have failed to comply with the notice referred to in paragraph (c),

the non defaulting party may immediately terminate this Agreement by notice in writing to the defaulting party.

14.2 Termination for Insolvency Event

If an Insolvency Event shall occur in relation to one party, the other party may by notice in writing terminate this Agreement immediately.

14.3 Termination does not affect prior rights or obligations or accrued rights

(a) The termination of this Agreement by any party shall not relieve the other party from performing all obligations which:

(i) fell due to be performed before the effective termination of this Agreement; or

(ii) fall due to be performed as a result of that termination.

(b) The termination of this Agreement will not affect any rights which accrue to any party before the termination, or which arise connected with the termination, which are preserved.

15. TERMINATION AND CONFIDENTIAL INFORMATION

15.1 Return of confidential information

Immediately upon the termination of this Agreement, however that arises, unless the parties shall enter into a further Agreement in respect to the Confidential Information, the Recipient must immediately upon being so requested in writing by the Discloser, deliver to the Discloser:

(a) all Confidential Information in its possession;

(b) all Confidential Information which it has provided to any other person;

(c) all notes, memoranda, correspondence, reports, summaries, and all other matters or things brought into existence by the party which in any manner refers to any part of the Confidential Information; and

(d) all notes, memoranda, correspondence, reports, summaries, and all other matters or things brought into existence by any person which in any manner refers to any part of the Confidential Information.

15.2 Destruction of confidential Information

(a) Any part of the Confidential Information which cannot conveniently be returned to the Discloser by the Recipient must be completely destroyed in that manner that the Discloser directs.

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(b) The Discloser shall be entitled to appoint a person to oversee and verify the performance by the Recipient of its obligations pursuant to paragraph (a).

(c) Upon the performance by the Recipient of its obligations contained in paragraph (a), the Recipient must certify in writing to the Discloser that performance has been completed.

(d) The certificate provided by the Recipient to the Discloser pursuant to paragraph (c) is agreed by the parties to be a warranty by the Recipient that the Recipient has performed all the Recipient's obligations contained in paragraph (a).

16. GOODS AND SERVICES TAX

16.1 GST recovery

If GST is payable by a Supplier on a Supply made under this Agreement, then, to the extent that:

(a) the consideration for that Supply is not already stated to include an amount in respect of GST; or

(b) the amount of GST stated to be included in the consideration is less than the amount of the GST liability actually incurred by the Supplier in respect of that Supply,

the Supplier may increase the consideration by the applicable amount of GST and the Recipient must pay that increased amount at the same time and to the same extent as any part of the consideration is payable to the Supplier is respect of the Supply.

16.2 Reimbursable amount

Where any expenses incurred by a Supplier are to be reimbursed by the Recipient under this Agreement, the reimbursable amount shall be determined as follows:

(a) first, any amount which the Supplier is entitled to claim as an Input Tax Credit shall be deducted from the cost to the Supplier of the expense item to arrive at an "Actual Cost"; and

(b) second, the Actual Cost shall be increased by and to the extent of the amount of GST payable by the Supplier in respect of the Supply to the Recipient for which the expense item is consideration.

16.3 Legislative changes

If the GST payable by the Supplier on a Taxable Supply is varied pursuant to any change in legislation, the consideration payable under this Agreement must be increased or decreased to reflect that variation of the GST.

16.4 Tax invoice

If GST is payable, the Supplier will provide the Recipient with a Tax Invoice or a document adequate to entitle the Recipient to claim an Input Tax Credit.

16.5 Definitions

For the purposes of this clause, GST, Input Tax Credit, Recipient, Supplier, Supply, Tax Invoice and Taxable Supply have the meanings attributed to those terms in the A New Tax System (Goods and Services Tax) Act 1999.

17. SERVICE OF NOTICES

17.1 Manner of Service of Notices

Any notice to be given or served by one party upon the other pursuant to this Agreement shall be sufficiently served if:

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INNOVATION LAW 19

(a) sent by pre-paid post to the office of the party appearing upon this Agreement, or to the address of the party last known to the party serving such notice;

(b) sent by facsimile transmission; or

(c) delivered personally to the party or the party's address appearing upon this Agreement, or to the address of the party last known to the party serving notice.

17.2 When service by post is effective

Where service is effected by prepaid post, service shall be deemed to have taken place two business days after the document to be served has been placed in a postal receptacle, and the document shall be deemed to have been received by the addressee on the day that it is deemed to have been served.

17.3 When service by facsimile transmission is effective

Where service is effected by facsimile transmission, service shall be deemed to have taken place upon the completion of that transmission if the sender's facsimile machine produces a written report confirming the completion of a successful transmission of all pages in the notice, to the recipient's facsimile machine.

17.4 When personal service is effected

Where service is effected personally, service shall be deemed to have taken place at the time of actual delivery.

18. GENERAL

18.1 No Assignment or sub-contracting

DD must not assign, sub-contract, or transfer, any of their rights or obligations in this Agreement to any person, without the prior consent in writing of UATC, which UATC must not unreasonably withhold.

18.2 Relationship between the parties

(a) The relationship between the parties is that of licensor and licensee, and nothing shall be construed or interpreted to make one party the agent, partner, joint venturer or representative of the other.

(b) Neither party may at any time, without the prior written consent of the other act as or represent that it is the agent, partner, joint venturer or representative of the other.

18.3 Further Assurance

Each party must on demand by another party perform all such acts and execute all such agreements, assurances and other documents and instruments as that party reasonably requires either to perfect the rights and powers afforded, created or intended to be afforded or created by this Agreement or to give full force and effect to, or facilitate the performance of, the transactions provided for in this Agreement.

18.4 Counterparts

This Agreement may be executed in separate counterparts, and all those counterparts together constitute one agreement.

18.5 Legal Costs

Each party shall be responsible for its own legal fees and costs in connection with the preparation, negotiation and execution of this Agreement.

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18.6 Warranty of Authority

Where this Agreement is signed by a person for and on behalf of a party to this Agreement, that person:

(a) warrants that the person is the authorised agent of that party with express authority to enter into and sign this Agreement for and on behalf of that party, and thereby to bind that party to the obligations upon that party contained in this Agreement; and

(b) acknowledges that the other party to this Agreement would not have entered into this Agreement but for the warranty of authority contained in paragraph (a).

18.7 Whole Agreement

The parties acknowledge that solely in relation to the subject matter of this Agreement:

(a) this Agreement merges all discussions between the parties, up to the date of this Agreement

(b) the whole of the agreement between the parties is contained in this Agreement, and

(c) there are no agreements, understandings, other terms whether express or implied, or collateral agreements in force or effect between the parties that are not contained in this Agreement.

18.8 Variations

No variation to this Agreement shall be binding upon the parties unless that variation is in writing, and is signed by all the parties to this Agreement.

18.9 Waiver

(a) No failure or delay of any party to exercise any right given pursuant to this Agreement or to insist on strict compliance by any other party of any obligation in this Agreement shall constitute a waiver of any party's rights to demand exact compliance with the terms of this Agreement.

(b) Waiver by any party of any particular default by any other party shall not affect or prejudice each party's right in respect of any prior or subsequent default of the same or of a different nature.

(c) Any delay or omission by any party to exercise any right arising from any default shall not affect or prejudice that party's right in respect to such a default or any subsequent default or the continuance of any default.

(d) Any waiver shall be an effective waiver only if the waiver is expressly set out in writing and signed by the party making the waiver.

18.10 Applicable Law

(a) The parties agree that this Agreement is made and entered into in the State of Queensland in Australia.

(b) The parties agree to submit themselves to the non-exclusive jurisdiction of the laws in force for the time being in Queensland.

(c) The parties agree to submit themselves to the non-exclusive jurisdiction of the Courts in Queensland.

18.11 Severance

If it is held by a court that:

(a) any part of this Agreement is or would be void, voidable, illegal or unenforceable, or

(b) the application of any part of this Agreement to any person or circumstances shall be or become invalid or unenforceable

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unless any part of this Agreement were severed from this Agreement, that part shall be severable and shall not affect the continued operation of the remaining terms of this Agreement.

SIGNATURES OF PARTIES

SIGNED)
for **UATC PTY LIMITED**)
in the presence of)
)

[signature]
Signature

David Andrew Henderson
Signatory print full name

[signature]
Signature of witness

Nicole Welsh Cowan
Witness print full name

SIGNED)
for **DIGITAL DIAGNOSTICS PTY LTD**)
in the presence of)
)

[signature]
Signature

KRASSEN DIMITROV
Signatory print full name

[signature]
Signature of witness

PRESLAVA ANGUELOVA
Witness print full name

NOTE

1. Ensure that all copies of this agreement are signed.
2. The last signatory to this agreement must insert the date of this agreement, where indicated, on the first page.
3. The date to be inserted must be the date that the last signatory sends this agreement to the remaining parties.
4. Ensure that all copies of this agreement are dated.

License Agreement: UATC Pty Limited & Digital Diagnostics Pty Ltd

Page 9 of 9

Executed as a deed and delivered on the date shown on the first page.

Executed by **Digital Diagnostics Pty Ltd** in accordance with section 127 of the *Corporations Act 2001:*

Director/company secretary	Director
Name of director/company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Dean Moss** as attorney for **UATC Pty Ltd ACN. 125 152 570** under the power of attorney dated 18 March 2014, who states that no notice of revocation of the power of attorney has been received in the presence of:))))

Witness	Attorney
CLARE BOUCHÉ	Dr Dean Moss (attorney)
Name of Witness (print)	CEO, UniQuest Pty Ltd

Executed by **Dean Moss** as attorney for **UniQuest Pty Ltd ACN. 010 529 898** under the power of attorney dated 18 March 2014, who states that no notice of revocation of the power of attorney has been received in the presence of:))))

Witness	Attorney
CLARE BOUCHÉ	Dr Dean Moss (attorney)
Name of Witness (print)	CEO, UniQuest Pty Ltd

T10558 AG-016050 Novation Deed between Digital Diagnostics Pty Ltd & UATC Pty Limited & UniQuest Pty Limited relating to Licence Agreement (AG-010130) between Digital Diagnostics Pty Ltd and UATC Pty Limited relating to Analyte Transport (T10542) and Proteolysis Detection (T10558)

Exhibit B

Core Patents as of the Effective Date

LABELS FOR ELECTRONIC DETECTION OF INDIVIDUAL MOLECULES AND METHODS FOR THEIR DETECTION

Inventor: Krassen Dimitrov

Issued: July 21, 2011

Patent No. 7,964,347

Exhibit C

Case Number/SubCase Country		Case Type	Status Client Reference	Application Number Patent Number	Filing Date Issue Date
260074.402 United States of America	US	PC PCT	Published	13/993248	30-Sep-2013

Title: ANALYTE TRANSPORT

Exhibit D

Product Specific Patents as of the Effective Date

260074.401 Australia	AU	PCT	Pending	2011354498	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 Canada	CA	PCT	Published	2823963	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 European Patent Convention	EP	PCT	Published	11854784.3	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 India	IN	PCT	Pending	6651/DELNP/2013	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 Japan	JP	PCT	Pending	2013-547779	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 Patent Cooperation Treaty	WO	ORD	Converted	AU2011/001672	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 Russian Federation	RU	PCT	Pending	2013136826	22-Dec-2011
Title: PROTEOLYSIS DETECTION					
260074.401 United States of America	US	C1 CIP	Published	14/145986	01-Jan-2014
Title: PROTEOLYSIS DETECTION					
260074.401 United States of America	US	PC PCT	Published	13/978702	18-Oct-2013
Title: PROTEOLYSIS DETECTION					
260074.403 China (People's Republic)	CN	PRI	Pending	201410028684.6	21-Jan-2014
Title: SYSTEM AND METHOD FOR DETECTING AND MONITORING PROTEOLYSIS OF PROTIEN MATRICES					
United States of America	US		Pending	14/0134659	
Title: SYSTEM AND METHOD FOR DETECTING AND MONITORING PROTEOLYSIS OF PROTEIN MATRICES